PROSPECTUS

                                EXCHANGE OFFER
                                   FOR UP TO
                                  $48,096,190
                  AGGREGATE CERTIFICATE PRINCIPAL BALANCE OF
                         AMORTIZING CLASS CERTIFICATES
        A CLASS OF RECEIPTS ON CORPORATE SECURITIES, SERIES CHR 1998-1,
              RELATING TO $57,830,000 AGGREGATE PRINCIPAL AMOUNT
                   OF CHRYSLER CORPORATION 7.40% DEBENTURES
                              DUE AUGUST 1, 2097

THE EXCHANGE OFFER

         We hereby offer to exchange up to $48,096,190 aggregate certificate principal balance of our Amortizing Class Certificates (the "New Certificates"), which are covered by a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal balance of our outstanding Amortizing Class Certificates (the "Old Certificates"), which were issued in a private placement.

THE NEW CERTIFICATES

- The New Certificates that we will exchange for your Old Certificates will be identical in all material respects to your Old Certificates, except for certain restrictions on transferring the Old Certificates.

TERMS OF THE EXCHANGE OFFER

- Expires 5:00 p.m. New York City time, on April 21, 1999, unless extended.

- Not conditioned upon any minimum certificate principal balance of the Old Certificates being tendered for exchange.

- Subject only to certain customary conditions and a requirement that the exchange offer not violate applicable law or interpretations of the Securities and Exchange Commission.

- We will exchange all Old Certificates that you validly tender and do not withdraw.

- You may withdraw any Old Certificates that you tender at any time prior to the expiration of the exchange offer.

- The exchange of the Old Certificates for New Certificates will not be a taxable exchange.

- We began mailing these prospectuses (and letters of transmittal) on or about March 20, 1999.

AS USED HEREIN, "CHRYSLER" REFERS TO CHRYSLER CORPORATION AND ITS SUCCESSORS, PURSUANT TO THE TERMS OF THE CHR DEBENTURES INDENTURE (AS DEFINED HEREIN).

YOUR TENDERING OF OLD CERTIFICATES FOR THE NEW CERTIFICATES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. WE URGE YOU TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR OLD CERTIFICATES PURSUANT TO THE EXCHANGE OFFER.

                              ---------------------

               THE DATE OF THIS PROSPECTUS IS March 11, 1999.

                               TABLE OF CONTENTS

                                                                          Page
------------------------------------------------------------------------------
Where You Can Find More Information..........................................3
Summary......................................................................4
Risk Factors.................................................................9
Use of Proceeds.............................................................11
Formation of the Trust......................................................11
Description of the Trust Assets.............................................11
The Exchange Offer..........................................................16
Description of the New Certificates.........................................22
Description of the Base Trust Agreement.....................................28
Certain U.S. Federal Income Tax Consequences................................32
ERISA Considerations........................................................37
Plan of Distribution........................................................38
Legal Matters...............................................................38
Appendix A - Allocation Schedule...........................................A-1
Appendix B - Amortizing Payment Schedule...................................B-1

                             ---------------------

     You should rely only on the information contained or incorporated by reference in this Prospectus. Neither we nor the Receipts on Corporate Securities Trust (the "Trust") have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Trust are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we filed previously with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of those documents only. Our and the Trust's business, financial condition, results of operations and prospects may have changed since that date.


                       WHERE YOU CAN FIND MORE INFORMATION

     We, on the Trust's behalf, will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, we will file reports and other information with the Securities and Exchange Commission (the "Commission") relating to the Trust. You may visit the Commission's Public Reference Room in Washington, D.C., New York, New York or Chicago, Illinois to read and copy any document we file with the Commission. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms and document copying charges. Our Commission filings also will be available to you via the Commission's web site at http://www.sec.gov.
------------------

     The reports to be filed by us, on the Trust's behalf, primarily will consist of distribution date statements relating to the distributions made on the certificates and certain material events regarding the Trust, but not other financial information or statements. The reports also will refer to the periodic reports filed by Chrysler Corporation ("Chrysler") and DaimlerChrysler AG ("DaimerChrysler") so long as those entities are reporting companies under the Exchange Act.

     No separate financial statements of the Trust have been included or incorporated by reference herein. We do not believe such financial statements would be material to you because the Trust's sole asset consists of debt obligations of an unaffiliated issuer that is a reporting company under the Exchange Act. See "Description of the Trust Assets--Chrysler."

     The Commission allows us to "incorporate by reference" the information we file with it. This means that we can disclose information to you by referring you to those documents. Information incorporated by reference is part of this Prospectus. Later information filed with the Commission updates and supersedes this Prospectus.

     We incorporate by reference the following documents that were filed with the Commission and are exhibits to the Registration Statement (File No. 333-68497) of which this Prospectus is a part:

     - the Base Trust Agreement dated August 28, 1997 between Prudential Securities Structured Assets, Inc., as depositor, and The Bank of New York, as trustee, as amended, which was filed on October 24, 1997 as
        Exhibit 4.2 to the Registration Statement on Form S-4 filed by Prudential Securities Structured Assets, Inc. and the Receipts on Corporate Securities Trust, Series FDX 1997-1, File No. 333-38745 and

     - Base Amendment No. 1 dated February 27, 1998 and Amendment No. 2 dated April 28, 1998, which were filed on May 6, 1998 as Exhibits 4.4 and 4.5, respectively, to the Registration Statement on Form S-4 filed by Prudential Securities Structured Assets, Inc. and the Receipts on Corporate Securities Trust, Series FDX 1997-1, File No. 333-38745.

     This Prospectus incorporates documents by reference that have not been presented nor delivered to you with this Prospectus. You may request a copy of these documents, at no cost, by contacting us in writing or by telephone at:

     c/o Prudential Securities Structured Assets, Inc.
     One New York Plaza
     14th Floor
     New York, New York 10292-2014
     (212) 809-6631
     Contact Person: Linda Muller

     In order to ensure timely delivery of the documents, any request should be made by April 15, 1999.



                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire Prospectus, including documents incorporated by reference, before tendering your Old Certificates for exchange.

                              THE EXCHANGE OFFER

Who we are                We are Prudential Securities Structured Assets, Inc.
                          Our main role in this transaction is that of depositor and issuer. This means that we formed the Trust and deposited with it the Chrysler debentures. The
                          Chrysler debentures continue to be held by the Trust for your benefit.

What we are Offering
to Exchange               We are offering to exchange up to $48,096,190
                          aggregate certificate principal balance of New
                          Certificates for an equal amount of Old Certificates.
                          You may tender either all or a portion of your Old
                          Certificates, provided that you tender them in minimum denominations of $250,000 and integral multiples of $1.00 in excess of $250,000.

Purpose of
the Exchange Offer        The purpose of the exchange offer is to satisfy our
                          obligations under a registration rights agreement into which we entered when we issued the outstanding
                          Chrysler Certificates. See "The Exchange Offer--Terms of the Exchange Offer."

Resale of the New
Certificates              In making this exchange offer, we are relying on
                          certain   letters   issued  by  the staff  of  the
                          Commission's Division of Corporation Finance to third parties. Our legal counsel's interpretation of these letters is that the New Certificates may be offered for resale, resold or otherwise transferred by you without regard to the registration and prospectus delivery requirements of the Securities Act. For you to rely on these no-action letters, you must (i) not be an affiliate of ours, (ii) have acquired the New
                          Certificates in the ordinary course of your business,
                          (iii) not have any arrangement or understanding with any person to participate in a distribution of the New
                          Certificates and (iv) not have purchased the Old
                          Certificates directly from the Trust to resell pursuant to Rule 144A or any other available exemption from the Securities Act. See "The Exchange
                          Offer--Terms of the Exchange Offer."

Consequences of Failure
to Exchange Old
Certificates              If you hold Old Certificates and do not participate in
                          the exchange offer, then your registration rights would terminate at the expiration of the exchange offer. As a result, you will not be able to offer for sale or sell your Old Certificates unless you register the Old Certificates under the Securities Act or meet an exemption from registration. See "Risk Factors --
                          Risk Factors Relating to the Certificates and the Exchange Offer -- Consequences of Failure to
                          Exchange."

When the Exchange
Offer Expires             The exchange offer will expire at 5:00 p.m., New York
                          City time, on April 21, 1999 (30 calendar days following the commencement of the exchange offer) unless it is extended.

Conditions to the
Exchange Offer            Except for the requirements of applicable federal and
                          state securities laws, there are no other federal or state regulatory requirements with which we or the Trust must comply in connection with this exchange offer. The exchange offer is not conditioned upon your tendering any minimum aggregate amount of Old
                          Certificates. However, the exchange offer is subject to certain customary conditions, which may be waived by the Trust. See "The Exchange Offer--Conditions."

How to Tender your
Old Certificates          You can accept the exchange offer by completing,
                          signing and dating the "Letter of Transmittal." You must then deliver the Letter of Transmittal, along with the Old Certificates and any other required documentation, to the Exchange Agent at the address set forth below. See "The Exchange Offer--Procedures for Tendering."

You have the Right to
Withdraw your Tender      You may withdraw your tender at any time before the
                          expiration date. To properly withdraw your tender you must deliver a notice of withdrawal to the Exchange
                          Agent at the address set forth below. See "The
                          Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures                If you wish to tender your Old Certificates but they
                          are not immediately available, or you cannot deliver them together with the Letter of Transmittal prior to the expiration date, then you may use the guaranteed delivery procedures set forth in "The Exchange
                          Offer--Guaranteed Delivery Procedures."

When you Receive the
New Certificates          All New Certificates will be delivered to you after
                          the expiration date and once the Old Certificates are accepted. Any and all Old Certificates will be accepted, subject to certain conditions, at any time prior to the expiration date. See "The Exchange
                          Offer--Terms of the Exchange Offer."

Your U.S. Federal Income
Tax Considerations        The exchange offer is not considered a sale, exchange
                          or other taxable event. See "Certain U.S. Federal
                          Income Tax Consequences--Exchange of Old Certificates for New Certificates."

Exchange Agent            The Trustee is the "Exchange Agent." The Trustee's
                          address and telephone and facsimile numbers are set forth below in "The Exchange Offer--Exchange Agent."

Fees and Expenses         We will bear all costs associated with the
                          consummation of the exchange offer and compliance with the Registration Rights Agreement. See "The Exchange
                          Offer--Fees and Expenses."

How we will
Use the Proceeds          Neither we nor the Trust will receive any cash
                          proceeds as a result of the exchange offer. The proceeds from the sale of the Old Certificates were applied to the purchase of the Chrysler 7.40%
                          Debentures due August 1, 2097 (the "CHR Debentures") and to pay issuance costs. See "Use of Proceeds."

                             THE NEW CERTIFICATES

Securities that
we are Offering           We will issue up to $48,096,190 aggregate certificate
                          principal balance of New Certificates under the Securities Act. The New Certificates will be issued under the same base trust agreement that covers the Old Certificates. Subject to the occurrence of certain events, the New Certificates (together with a "Residual Class" of certificates offered by a separate prospectus) will constitute the entire beneficial ownership of the Receipts on Corporate Securities
                          Trust, Series CHR 1998-1.

                          The New Certificates are identical in all material respects to the terms of the Old Certificates, except the New Certificates are not subject to certain transfer restrictions that apply to the Old Certificates.

                          See "Description of the Trust Assets," "The Exchange Offer--Terms of the Exchange Offer" and "Description of the New Certificates."

Distribution on the
New Certificates          February 1 and August 1 of each year, or if such day
                          is not a distribution business day, then on the immediately following distribution business day, commencing August 1, 1998 and ending August 1, 2018.
                          Payment on your certificates, however, shall be subject to the receipt of the corresponding interest payments on the CHR Debentures.

                          See "Description of the New Certificates--General" and "--Collections and Distributions on New Certificates."

Redemption

    Optional Redemption   Chrysler, at its option, may redeem all or a portion
                          of the CHR Debentures under certain circumstances and for a specified redemption price.

                          See "Description of the New Certificates--Optional Redemption of CHR Debentures."

    Maturity Shortening
    Redemption            Upon the occurrence of certain tax-related events,
                          Chrysler has the right to

                          -   shorten the maturity of the CHR Debentures or

                          - redeem the CHR Debentures in whole (but not in part) for a specified redemption price.

                          Such a maturity shortening might increase the amount of original issue discount required to be included in your ordinary gross income.

                          See "Description of the New Certificates--Maturity Shortening Redemption" and "Certain U.S. Federal Income Tax Consequences--Purchase and Holding of Trust Certificates."

In-Kind Distribution      If a payment default, acceleration or change in
                          reporting status occurs on or before August 1, 2018, then the Trustee will make an "In-Kind Distribution" of the CHR Debentures to those of you who hold either
                          Amortizing or Residual Class Certificates. A payment default, acceleration or change in reporting occurring after August 1, 2018 will cause an In-Kind
                          Distribution to be made to the Residual Class only.
                          The distribution would be made according to a distribution ratio calculated by a calculation agent.
                          See "Description of the New Certificates--Optional
                          Redemption of CHR Debentures." After distribution, your certificates would be cancelled.

                          An In-Kind Distribution would terminate any future distributions by the Trustee to you. Rather, any future distributions would be made by Chrysler to those of you who hold CHR Debentures after the In-Kind Distribution. See "Description of New Certificates--Distribution of CHR Debentures on Payment Default, Acceleration or Change in Reporting Status."

                          In addition, the In-Kind Distribution could be treated in whole or in part as the equivalent of a taxable sale or exchange. See "Certain U.S. Federal Income Tax Consequences--Distributions."

Exchange of Certificates
for CHR Debentures        Commencing August 1, 1999 and terminating February 1,
                          2018, any of you that holds both Amortizing Class
                          Certificates and Residual Class Certificates (or, if on or after August 1, 2018, any holder of Residual
                          Class Certificates) will have the right on any Scheduled Distribution Date, on not less than 30 nor more than 45 days prior written notice to the Trustee, to exchange certificates of both classes (or, if on or after August 1, 2018, of Residual Class Certificates) for CHR Debentures. See "Description of the New
                          Certificates--Exchange of Certificates for CHR
                          Debentures."

Record Dates              The 15th day immediately preceding each distribution
                          date.

Denominations             The New Certificates will be denominated and payable
                          in U.S. dollars. They will be issued in definitive, fully-registered form in minimum denominations of $250,000 certificate principal balance and integral multiples of $1.00 in excess thereof.

Your U.S. Federal
Income Tax Consequences   Although the characterization of the Trust is not
                          certain, the Trust should be treated for U.S. federal income tax purposes as a grantor trust, and the Trustee intends to report income, gain, loss and deductions to the Internal Revenue Service ("IRS") on that basis. If the Trust were not classified as a grantor trust, then it would be classified as a partnership. In either event, the Trust will not be subject to U.S. federal income taxation.

                          Under the grantor trust characterization, assuming the CHR Debentures are treated as debt for U.S. federal income tax consequences, each of you will be treated as owning the rights to those payments on the CHR Debentures that are allocable to your certificate(s) and will be taxed under the "stripped bond" rules of the Internal Revenue Code of 1986, as amended (the "Code"). Under those rules, you will be required to include in ordinary gross income original issue discount income based on your yield to maturity for the certificate.

                          See "Certain U.S. Federal Income Tax Consequences."

Ratings The New Certificates at issuance will be rated "A2" by Moody's Investors Service, Inc. and "A" by Standard & Poor's Rating Services.

                          A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

No Further Rule
3a-7 Limitation           As a result of the rating assigned to the New
                          Certificates, they will not be subject to certain restrictions on transfer that originally were applicable to the Old Certificates pursuant to Rule
                          3a-7 under the Investment Company Act of 1940, as amended.

ERISA Considerations      Certain pension, profit sharing or other employee
                          benefit, or other plans (such as individual retirement accounts) may be prohibited from investing in the New
                          Certificates. Investing in the New Certificates may generate excise tax and other liabilities under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. See "ERISA Considerations."

                                  RISK FACTORS

     You should review carefully the information contained elsewhere in this Prospectus and should especially consider the following risk factors.

LIMITED OBLIGATIONS AND INTERESTS

     The New Certificates will not represent an obligation of, or an interest in, either us or any of our affiliates. Nor will the New Certificates be insured or guaranteed by any government agency, or by us, the Trustee, any of our or the Trustee's affiliates, or any other person.

WE HAVE NOT PROVIDED YOU WITH ANY DETAILED INFORMATION ABOUT CHRYSLER OR THE CHR DEBENTURES

     We have not provided you with any detailed information with respect to

     -  Chrysler or the CHR Debentures,

     -  any risk factors relating to Chrysler or the CHR Debentures or

     - any rights or obligations, legal, financial or otherwise, arising under or related to the CHR Debentures.

See "Description of the Trust Assets."

EVENTS OF DEFAULT

     If there is ever an event of default on the CHR Debentures, then the risk of loss related to the CHR Debentures lies entirely with you. If a payment default, acceleration or change in reporting status occurs with respect to Chrysler or the CHR Debentures, then the Trustee will distribute the CHR Debentures to you in an In-Kind Distribution. See "Description of the New Certificates--Distribution of CHR Debentures on Payment Default, Acceleration or Change in Reporting Status."

     An In-Kind Distribution may be treated in whole or in part as equivalent to a taxable sale or exchange. See "Certain U.S. Federal Income Tax
Consequences--Distributions."

BANKRUPTCY RISKS

     The New Certificates are payable solely from payments made on the CHR Debentures by Chrysler. Chrysler is subject to laws permitting bankruptcy, moratorium, reorganization or other actions, which, in the event of financial difficulties of Chrysler, could cause delays in distribution, partial distribution or non-distribution of payments to you with respect to the New Certificates. See "Description of the New Certificates--Distribution of CHR Debentures on Payment Default, Acceleration or Change in Reporting Status."

MATURITY AND REDEMPTION CONSIDERATIONS

     The Amortizing Class Certificates are scheduled to receive semiannual distributions as described in "Description of the New Certificates--Collections and Distributions on the New Certificates." Potentially, the maturity and yield of the New Certificates could be affected by

     - a cash distribution to you upon a maturity shortening redemption or an optional redemption or

     -  a distribution of the CHR Debentures to you upon an In-Kind
        Distribution.

     In the event of a cash distribution on a shortened maturity date, you

     - will receive your respective shares of the redemption price, including principal and accrued and unpaid interest, without premium and

     - may then need to reinvest the distribution at the then-prevailing market rates rather than receiving scheduled distributions on your certificate(s).

     In the event of a maturity shortening, you might have to increase the original issue discount required to be included in your ordinary gross income.

     In the event of a cash distribution on an optional redemption date, you

     - will receive your respective shares of the redemption price, including principal and accrued and unpaid interest, without premium and

     - may then need to reinvest the distribution at the then-prevailing market rates rather than receiving scheduled distributions on your certificate(s).

     See "Description of the New Certificates--Optional Redemption of CHR Debentures," "Description of the New Certificates--Maturity Shortening Redemption" and "Certain U.S. Federal Income Tax Consequences--Purchase and Holding of Trust Certificates."

     Upon a payment default, acceleration or change in reporting status occurring on or before August 1, 2018,

     - the Trustee will make an In-Kind Distribution of CHR Debentures to both you and holders of Residual Class Certificates,

     - you will receive your share of the CHR Debentures pursuant to a distribution ratio and

     - the distribution may be treated in whole or in part as equivalent to a taxable sale or exchange.

     See "Description of the New Certificates--Distribution of CHR Debentures on Payment Default, Acceleration or Change in Reporting Status" and "Certain U.S. Federal Income Tax Consequences--Distributions."

PASSIVE NATURE OF THE RECEIPTS ON CORPORATE SECURITIES TRUST, SERIES 1998-1

     The Trustee will hold the CHR Debentures for your benefit. The Trust generally will hold the CHR Debentures to maturity and not dispose of them regardless of adverse events, financial or otherwise, which may affect Chrysler or the value of the CHR Debentures. The Trust, however, will surrender the CHR Debentures pursuant to an In-Kind Distribution to you in exchange for your certificates.

RISK FACTORS RELATING TO THE CERTIFICATES AND THE EXCHANGE OFFER

Consequences of Failure to Exchange

     Those of you who do not exchange your Old Certificates for New Certificates pursuant to the exchange offer will continue to be subject to the limitations on transferability applicable to the Old Certificates. This limitation is due to the fact that the Old Certificates were not issued under an effective registration statement under the Securities Act. A description of the limitation can be found on the legend of the Old Certificates.

     Resales of the Old Certificates may be made under an effective registration statement or pursuant to an exemption from the Securities Act and applicable state securities laws. We do not currently anticipate that we will register resales of the Old Certificates under the Securities Act. To the extent that Old Certificates are tendered and accepted in the exchange offer, the trading market for Old Certificates (if any) could be adversely affected.

Absence of a Public Market for the New Certificates

     Prior to the exchange offer, there was no public market for the New Certificates and it is uncertain whether such a market will develop. In addition, neither we nor the Trust intends to apply for listing of the New Certificates on any securities exchange or for quotation of the New Certificates on The Nasdaq Stock Market's National Market or otherwise. The Trust has been advised by Prudential Securities that it currently intends to make a market in the New Certificates, as permitted by applicable laws and regulations, after consummation of the exchange offer. Prudential Securities is not obligated, however, to make a market in the New Certificates. Any such market-making activity may be discontinued at any time without notice and at the sole discretion of Prudential Securities. There can be no assurance as to the liquidity of the market for the New Certificates or that any active market for the New Certificates will develop or continue. If an active market does not develop or continue, then the market price and liquidity of the New Certificates may be affected adversely.

                                 USE OF PROCEEDS

     There will be no cash proceeds payable to Prudential Securities Structured Assets, Inc. ("PSSA") or the Receipts on Corporate Securities Trust, Series CHR 1998-1 (the "Trust") from the issuance of the New Certificates pursuant to the Letter of Transmittal and this Prospectus (together the "Exchange Offer"). PSSA sold the Old Certificates to Prudential Securities, an affiliate of PSSA, as initial purchaser. The proceeds from the sale of the Old Certificates were received by PSSA and were applied to its purchase of the CHR Debentures, which, after the purchase thereof, were deposited by PSSA in the Trust. PSSA also paid the issuance costs out of the proceeds from the sale of Old Certificates. PSSA obtained an intercompany loan from Prudential Securities Group Inc. to the extent the net proceeds from the sale of the Old Certificates were insufficient to pay the full purchase price of the CHR Debentures and issuance expenses. Such intercompany loan was repaid in full from the proceeds of a subsequent sale of the Amortizing Class Certificates.

                             FORMATION OF THE TRUST

     The Trust was formed under New York law pursuant to the Base Trust Agreement dated August 28, 1997, as amended by Base Amendment No. 1 dated February 27, 1998 and Amendment No. 2 dated April 28, 1998, and as supplemented by the Series CHR 1998-1 Supplement dated June 9, 1998. Concurrently with the execution and delivery of the Amortizing and Residual Class Certificates (the "Trust Certificates" or "Certificates"), PSSA deposited the CHR Debentures with the Trustee. The Trustee, on behalf of the Trust, accepted the CHR Debentures and delivered the Trust Certificates to PSSA. The Trustee is holding the CHR Debentures for the benefit of the holders of the Trust Certificates.

                         DESCRIPTION OF THE TRUST ASSETS

     The assets of the Trust consist solely of $57,830,000 aggregate principal amount of 7.40% Debentures due August 1, 2097 issued by Chrysler and having the characteristics described in the CHR Debentures Prospectus. The CHR Debentures were originally issued by Chrysler on July 15, 1997 as part of an underwritten public offering of $500,000,000 aggregate principal amount of such securities (CUSIP No. 171196AT5) pursuant to a registration statement on Form S-3 (File No. 333-21589) (together with all amendments and exhibits thereto, the "CHR Debentures Registration Statement"), filed by Chrysler, with the Commission under the Securities Act. Payments of interest are required to be made on the CHR Debentures semiannually on the first day of each February and August, commencing February 1, 1998, or if such day is not a business day, on the next succeeding business day.

     The CHR Debentures deposited in the Trust represent the principal assets of the Trust that are available to make distributions in respect of the Trust Certificates. Consequently, the ability of holders of New Certificates to receive cash distributions in respect of the New Certificates in the event of a Maturity Shortening Redemption will depend on the Trust's receipt of payments on, or in respect of, the CHR Debentures in such an event.

     The CHR Debentures Prospectus states that the CHR Debentures rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of Chrysler. Under the "CHR Debentures Indenture," the events of default are as follows: (a) default for more than 30 days in the payment of any interest; (b) default in the payment of principal of, or premium, if any, when due; (c) failure to perform or breach of any other covenant or warranty of CHR in the Indenture with respect to the CHR Debentures, continued for 90 days after written notice has been given by the Indenture Trustee or the holders of at least 10% in principal amount of the CHR Debentures, as provided in the Indenture; (d) acceleration of the maturity of any indebtedness for money borrowed by CHR of $5,000,000 or more at the time outstanding, if such acceleration is not rescinded or annulled within 10 days after notice by the Indenture Trustee or the holders of 10% in principal amount of the CHR Debentures; (e) default in the deposit of any sinking fund payment, when and as due by the terms of the CHR Debentures; and (f) certain events in bankruptcy, insolvency or reorganization in respect of Chrysler.

     The CHR Debentures may be redeemed by Chrysler prior to maturity. See "Description of the New Certificates--Optional Redemption of CHR Debentures."

     The CHR Debentures are denominated in U.S. dollars and issued in fully registered form without coupons in denominations of $1,000 and any integral multiples thereof, unless otherwise specified pursuant to a Resolution of the Board of Directors. The CHR Debentures were issued in book-entry form only and are held through participants in the Depository Trust Company.

OPTIONAL REDEMPTION OF CHR DEBENTURES

     On or after August 1, 2087, the CHR Debentures may be redeemed prior to maturity, as a whole or in part, at the option of Chrysler (a "Late Optional Redemption"), at any time, at a redemption price equal to 100% of the principal amount being redeemed and together with accrued interest to the date of redemption (a "Late Optional Redemption Date"). In addition, prior to August 1, 2087, the CHR Debentures may be redeemed, as a whole or in part at any time, at the option of Chrysler (an "Early Optional Redemption"; as used herein, the term "Optional Redemption" shall refer to either a Late Optional Redemption or an Early Optional Redemption, as the context requires), at a redemption price equal to the greater of (i) 100% of the principal amount being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest thereon discounted to the date of redemption (an "Early Optional Redemption Date"; as used herein, the term "Optional Redemption Date" shall refer to either a Late Optional Redemption Date or an Early Optional Redemption Date, as the context requires) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points together, in either case, with accrued interest thereon to the date of redemption. The "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (as defined below) (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker (as defined below) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers (as defined below) appointed by Chrysler.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or, (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Salomon Brothers Inc, Chase Securities Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each CHR Debenture to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such CHR Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     In the event of an Optional Redemption, the Certificates will be redeemed on the Optional Redemption Date. In such event, the Trustee will distribute the payment received on the CHR Debentures on the Optional Redemption Date, to the holders, if any, of the Amortizing Class Certificates and the Residual Class Certificates, respectively, in the same ratio as (i) the present value of all originally scheduled future payments on the Amortizing Class Certificates bears to (ii) the present value of all originally scheduled future payments on the CHR Debentures after August 1, 2018, discounted semiannually in each case at a rate of 7.40% per annum (such ratio being the "Distribution Ratio") to the Optional Redemption Date. Such ratio will be calculated by the Calculation Agent. In the case of an Optional Redemption of less than all of the CHR Debentures, the Trustee will distribute the payment received on the CHR Debentures on the Optional Redemption Date to the holders, if any, of the Amortizing Class Certificates and the Residual Class Certificates on the basis of the Distribution Ratio as of the Optional Redemption Date on a pro rata basis; such a distribution will result in a reduction (based on the percentage of CHR Debentures redeemed) of the Residual Class Certificates Certificate Principal Balance and a recalculation of the Certificate Principal Balance of, and Fixed Payments (as defined in the Base Trust Agreement) with respect to, the outstanding Amortizing Class Certificates, if any, based on the remaining CHR Debentures after such redemption.

MATURITY SHORTENING REDEMPTION

     The CHR Debentures Prospectus Supplement states as follows: Chrysler intends to deduct interest paid on the CHR Debentures for U.S. federal income tax purposes. However, there have been proposed tax law changes that, among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals have become law, there can be no assurance that similar legislation affecting Chrysler's ability to deduct interest paid on the CHR Debentures will not be enacted in the future or that such legislation would not have a retroactive effective date.

     The CHR Debentures Prospectus Supplement states as follows: Upon the occurrence of a tax event (as defined below in "Description of the New Certificates--Maturity Shortening Redemption"), Chrysler will have the right to shorten the maturity of the CHR Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, so that, after such shortening of the maturity, interest paid on the CHR Debentures will be deductible for U.S. federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of Chrysler, after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that Chrysler would not exercise its right to shorten the maturity of the CHR Debentures upon the occurrence of such a tax event or as to the period by which such maturity would be shortened. In the event that Chrysler elects to exercise its right to shorten the maturity of the CHR Debentures on the occurrence of a tax event, Chrysler will mail a notice of shortened maturity to each holder of the CHR Debentures by first-class mail not more than 60 days after the occurrence of such tax event, stating the new maturity date of the CHR Debentures. Such notice shall be effective immediately upon mailing.

     The CHR Debentures Prospectus Supplement states as follows: Chrysler believes that the CHR Debentures constitute indebtedness for U.S. federal income tax purposes under current law and that the shortening of the maturity of the CHR Debentures will not be a taxable event to holders. Prospective investors should be aware, however, that the shortening of the maturity of the CHR Debentures will be a taxable event to holders if the CHR Debentures are treated as equity for purposes of U.S. federal income taxation before the maturity is shortened, assuming that the CHR Debentures of shortened maturity are treated as debt for such purposes.

     The information under this caption is derived solely from the description of the CHR Debentures contained in the CHR Debentures Prospectus and the CHR Debentures Prospectus Supplement. An investor may wish to read this Prospectus in conjunction with (i) the CHR Debentures Prospectus, (ii) the CHR Debentures prospectus Supplement and (iii) the CHR Debentures Prospectus (ii) the CHR Debentures Prospectus Supplement and (iii) the CHR Debentures Registration Statement, of which the CHR Debentures Prospectus is a part. This Prospectus relates only to the New Certificates offered hereby and does not relate to an offering of the CHR Debentures. No representation is made by the Trust, the Trustee or PSSA as to the accuracy or completeness of the information contained in the CHR Debentures Prospectus, the CHR Debentures Prospectus Supplement or the CHR Debentures Registration Statement.

CHR DEBENTURES INDENTURE

     The CHR Debentures were issued under the CHR Debentures Indenture, dated March 1, 1985, between Chrysler and Manufacturers Hanover Trust Company, as Trustee.

MODIFICATION, AMENDMENT AND WAIVER

     The CHR Debentures Prospectus states as follows: The CHR Debentures Indenture permits Chrysler and the Trustee, with the consent of the holders of 66 2/3% in principal amount of each series of debt securities at the time outstanding thereunder and affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the CHR Debentures Indenture or modifying the rights of the holders of debt securities of each such series, except that no such supplemental indenture may, without the consent of the holders of each affected series of debt securities,
(a) change the maturity of debt securities of such series or any installment of interest thereon or reduce the principal amount thereof or premium, if any, or interest thereon, or (b) reduce the aforesaid percentage of debt securities of such series, the consent of the holders of which is required for any such supplemental indenture. Compliance by Chrysler with certain restrictive covenants may be waived in particular cases with the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected thereby.

     The information under this caption is derived solely from the description of the CHR Debentures contained in the CHR Debentures Prospectus and the CHR Debentures Prospectus Supplement. An investor may wish to read this Prospectus in conjunction with (i) the CHR Debenture Prospectus, (ii) the CHR Debentures Prospectus Supplement and (iii) the CHR Debentures Registration Statement, of which the CHR Debentures Prospectus is a part. This Prospectus relates only to the New Certificates offered hereby and does not relate to an offering of the CHR Debentures. No representation is made by the Trust, the Trustee or PSSA as to the accuracy or completeness of the information contained in the CHR Debentures Prospectus, the CHR Debentures Prospectus Supplement or the CHR Debentures Registration Statement.

CHRYSLER

     This Prospectus does not provide information with respect to Chrysler. No investigation has been made of the financial condition or creditworthiness of Chrysler or any of its subsidiaries, of the potential affects of the Chrysler and Daimler-Benz AG merger as reported pursuant to the Form 8-K, dated May 7, 1998, filed by Chrysler with the Commission, or of the ratings on the CHR Debentures, in connection with the issuance of the New Certificates. PSSA is not an affiliate of Chrysler. Prospective purchasers of the New Certificates should consider carefully Chrysler's financial condition and its ability to make payments in respect of the CHR Debentures. An investor in the Certificates should obtain and evaluate the same information concerning Chrysler as it would if it were investing directly in the CHR Debentures. All information contained in this Prospectus regarding Chrysler is derived from the CHR Debentures Prospectus. Neither PSSA nor the Trust nor any of their respective affiliates has participated in the preparation of the CHR Debentures Prospectus, CHR Debentures Prospectus Supplement or the CHR Debentures Registration Statement, and takes no responsibility for the accuracy or completeness of the information provided therein.

     DaimlerChrysler, the successor to Chrysler pursuant to Chrysler's merger with Daimler-Benz, AG, presently is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information (including financial information) with the Commission. Copies of such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and may be obtained from the Public Reference Section of the Commission at Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, certain material described above and other information also will be available for inspection at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York, 10005. Neither PSSA nor the Trust nor any of their respective affiliates has participated in the preparation of any of the foregoing reports or other information filed by Chrysler or DaimlerChrysler with the Commission or the New York Stock Exchange or has made any investigation with respect to the information contained therein.

     If Chrysler ceases to be a reporting company under the Exchange Act, then an In-Kind Distribution will be made. See "Description of the New
Certificates--Distribution of CHR Debentures on Payment Default, Acceleration or Change in Reporting Status." In that event, the Trust no longer would provide information regarding the CHR Debentures to the Certificate holders.

     The Trust will have no assets other than the CHR Debentures from which to make distributions of amounts due in respect of the Trust Certificates. Consequently, the ability of holders of Trust Certificates to receive distributions and the timeliness of such distributions in respect of the New Certificates will depend on the Trust's receipt of payments on the CHR Debentures from Chrysler.

RATINGS

     The CHR Debentures have been rated "A2" and "A" by Moody's Investors Service, Inc. and Standard & Poor's Rating Services, respectively. The New Certificates will be rated "A2" by Moody's Investors Service, Inc. and "A" by Standard & Poor's Rating Services at initial issuance. Any rating of the CHR Debentures or the New Certificates is not a recommendation to purchase, hold or sell the CHR Debentures or the New Certificates, and there can be no assurance that a rating will remain for any given period of time or that a rating will not be revised or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant.

PRUDENTIAL SECURITIES AND CHRYSLER

     From time to time, Prudential Securities may be engaged by Chrysler as an underwriter, or placement agent, in an advisory capacity or in other business arrangements. In addition, Prudential Securities or another affiliate of PSSA may make a market in other outstanding securities of Chrysler.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, filed as an exhibit to the Registration Statement of which this Prospectus is a part.

TERMS OF THE EXCHANGE OFFER

     In connection with the sale of the Old Certificates pursuant to a Purchase Agreement dated as of August 25, 1997 and the Terms Agreement dated as of June 9, 1998, between PSSA and Prudential Securities, their respective assignees became entitled to the benefits of the Registration Rights Agreement attached as an exhibit hereto.

     Under the Registration Rights Agreement, except in certain circumstances, PSSA is obligated to (i) file a Registration Statement (the "Exchange Offer Registration Statement"), of which this Prospectus is a part, for a registered exchange offer with respect to an issue of New Certificates identical in all material respects to the Old Certificates within 180 calendar days after June 9, 1998, the date the Old Certificates were issued and (ii) use its reasonable best efforts to cause the Registration Statement to become effective within a certain specified period thereafter. In addition, the Registration Rights Agreement provides that the Trust shall keep the Exchange Offer open for a period of not less than 30 calendar days and not more than 45 days after the date notice of the Exchange Offer is mailed to holders. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (which together constitute the Exchange Offer), all Old Certificates validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on April 21, 1999 (the "Expiration Date") will be accepted for exchange. New Certificates of the same class will be issued in exchange for an equal principal amount of outstanding Old Certificates accepted in the Exchange Offer. Old Certificates may be tendered only in minimum denominations of $250,000 certificate principal balance and integral multiples of $1.00 in excess thereof. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders on or about March 20, 1999. The Exchange Offer is not conditioned upon any minimum principal amount of Old Certificates being tendered in exchange. However, the obligation to accept Old Certificates for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "--Conditions."

     Old Certificates shall be deemed to have been accepted as validly tendered when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Certificates for the purposes of receiving the New Certificates and delivering New Certificates to such holders.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties (the "Exchange Offer No-Action Letters"), legal counsel has advised that the New Certificates issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than a broker-dealer who acquires such New Certificates directly from PSSA for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any holder that is an "affiliate" of PSSA or the Trust as defined in Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Certificates are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Certificates and have no arrangement with any person to participate in a distribution of such New Certificates. By tendering the Old Certificates in exchange for New Certificates, each holder, other than a broker-dealer, will represent to the Trust that (i) it is not an affiliate of PSSA or the Trust (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering Old Certificates acquired directly from the Trust or PSSA for its own account; (ii) any New Certificates to be received by it will be acquired in the ordinary course of its business; and (iii) it is not engaged in, and does not intend to engage in, a distribution of such New Certificates and has no arrangement or understanding to participate in a distribution of the New Certificates. If a holder of Old Certificates is engaged in or intends to engage in a distribution of the New Certificates or has any arrangement or understanding with respect to the distribution of the New Certificates to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Certificates for its own account ("Restricted Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Certificates. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Restricted Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Restricted Broker-Dealer in connection with resales of New Certificates received in exchange for Old Certificates where such Old Certificates were acquired by such Restricted Broker-Dealer as a result of market-making activities or other trading activities. PSSA has agreed that for a period of one year it will cause this Prospectus to be made available to any Restricted Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

     If (i) PSSA is not required to file an Exchange Offer Registration Statement with respect to the New Certificates because the Exchange Offer is not permitted by applicable law or (ii) any holder of Old Certificates shall notify PSSA within 20 Business Days following the consummation of the Exchange Offer that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the Certificates acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Old Certificates acquired directly from the Trust or PSSA or one of their respective Affiliates, then PSSA shall (x) cause to be filed, on or prior to 60 days after the date on which PSSA determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above, or 60 days after the date on which PSSA receives the notice specified in clause (ii) above, a shelf registration statement pursuant to Rule 415 under the Securities Act (which may be an amendment to the Exchange Offer Registration Statement (in either event, the "Shelf Registration Statement") relating to all Old Certificates the holders of which shall have provided the information required by the Registration Rights Agreement and shall (y) use its best efforts to cause such Shelf Registration Statement to become effective within 120 days after the date on which PSSA becomes obligated to file such Shelf Registration Statement. PSSA shall use its best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Old Certificates by the holders thereof entitled to the benefit of the Shelf Registration Statement, and to ensure that it conforms with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of not more than one year following the date on which such Shelf Registration Statement first becomes effective under the Securities Act or such shorter period that will terminate when all the Old Certificates covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

     Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Certificates who do not exchange their Old Certificates for New Certificates in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Certificates, unless such Old Certificates are subsequently registered under the Securities Act (which, subject to certain limited exceptions, PSSA will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Risk Factors Relating to the New Certificates and the Exchange Offer."

     NEITHER PSSA NOR THE TRUSTEE MAKES ANY RECOMMENDATION TO HOLDERS OF OLD CERTIFICATES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD CERTIFICATES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD CERTIFICATES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD CERTIFICATES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on April 21, 1999 (30 calendar days following the commencement of the Exchange Offer), unless PSSA, in its sole discretion, instructs the Exchange Agent to extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, PSSA will notify the Exchange Agent of any extension by oral or written notice and will cause the Exchange Agent to notify the holders of the Old Certificates by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Trust is extending the Exchange Offer for a specified period of time.

     PSSA reserves the right to cause the Trust and the Exchange Agent (i) to delay acceptance of any Old Certificates, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Certificates not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by PSSA, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to cause the Trustee to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Certificates. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by PSSA to constitute a material change, PSSA promptly will cause such amendment to be disclosed in a manner reasonably calculated to inform the holders of the Old Certificates of such amendment.

     Without limiting the manner in which the Exchange Agent may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Exchange Agent shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to the Expiration Date. In addition, (A) either (i) certificates for such Old Certificates must be received by the Exchange Agent along with the Letter of Transmittal or (ii) the holder must comply with the guaranteed delivery procedures described below, and (B) a certification to the effect that the beneficial owner thereof (whether such registered holder or the ultimate beneficiary for whom it holds such Old Certificate(s)) is either (i) a United States person or (ii) a non-United States person who is exempt from withholding under U.S. federal income tax laws and has completed, accurately and in a manner reasonably satisfactory to the Trustee or its agent, an IRS Form W-8 and delivered such Form to the Trustee or its agent unless such certificate has already been provided to the Trustee in connection with the purchase of the Old Certificate(s) being tendered and the status of the beneficial owner has not changed. THE METHOD OF DELIVERY OF OLD CERTIFICATES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD CERTIFICATES SHOULD BE SENT TO PSSA. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders also may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Old Certificates will constitute an agreement between such holder and the Trust in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Old Certificates may tender such Old Certificates in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Certificates are registered on the books of the Trustee or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Old Certificates are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Certificates, either make appropriate arrangements to register ownership of the Old Certificates in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Old Certificates tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Certificates listed therein, then such Old Certificates must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Certificates on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Certificates.

     If the Letter of Transmittal or any Old Certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Trustee, evidence satisfactory to the Trustee of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Certificates will be determined by the Trustee in its sole discretion, which determination will be final and binding. The Trustee reserves the absolute right to reject any and all Old Certificates not properly tendered or any Old Certificates which, if accepted, would be, in the opinion of counsel for PSSA, unlawful. The Trustee also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Certificates. The Trustee's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Certificates must be cured within such time as the Trustee shall determine. Neither the Trustee nor PSSA, nor the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Certificates, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Certificates will not be deemed to have been made until such irregularities have been cured or waived. Any Old Certificates received by the Exchange Agent that are not tendered properly and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Certificates, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, PSSA reserves the right in its sole discretion (i) to purchase or make offers for any Old Certificates that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (ii) to the extent permitted by applicable law, to purchase Old Certificates in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD CERTIFICATES FOR EXCHANGE; DELIVERY OF NEW CERTIFICATES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Certificates properly tendered will be accepted promptly after the Expiration Date, and the New Certificates will be issued promptly after acceptance of the Old Certificates. For purposes of the Exchange Offer, Old Certificates shall be deemed to have been accepted as validly tendered for exchange when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of New Certificates for Old Certificates that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Certificates, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Certificates are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Certificates are submitted for a greater principal amount than the holder desires to exchange, then such unaccepted or unexchanged Old Certificates will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Certificates desires to tender such Old Certificates, and the Old Certificates are not immediately available, or time will not permit such holder's Old Certificates or other required documents to reach the Exchange Agent before the Expiration Date, then a tender may be effected if (i) the tender is made by or through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by PSSA (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Certificates and the amount of Old Certificates tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange (the "NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Certificates, in proper form for transfer, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Certificates, in proper form for transfer, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Old Certificates may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to the Expiration Date at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Certificates to be withdrawn, identify the Old Certificates to be withdrawn (including the principal amount of such Old Certificates) and (where certificates for Old Certificates have been transmitted) specify the name in which such Old Certificates are registered, if different from that of the withdrawing holder. If certificates for Old Certificates have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder also must submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Trustee, in its sole discretion, whose determination shall be final and binding on all parties. Neither PSSA, the Trust, any affiliates or assigns of PSSA or the Trust, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Certificates so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Certificates which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Certificates may be tendered again by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Old Certificates will not be required to be accepted for exchange, nor will New Certificates be issued in exchange for any Old Certificates, and PSSA may cause the Trustee to terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Certificates, if because of (i) any change in law, or applicable interpretations thereof by the Commission or (ii) any stop order issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement, PSSA determines that the Trust is not permitted to effect the Exchange Offer. PSSA has no obligation to, and will not knowingly, permit acceptance of tenders of Old Certificates by the Trust from affiliates of PSSA or the Trust (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Certificates to be received by such holder or holders of Old Certificates in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     The Trustee has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

  By Hand or Overnight Courier:             By Registered or Certified Mail:
     The Bank of New York                         The Bank of New York
      101 Barclay Street                       101 Barclay Street - 7 East
  Corporate Trust Services Window                 New York, N.Y. 10286
     New York, N.Y. 10286                   Attn: Corporate Trust Operations
  Attn: Corporate Trust Operations                 Certmaster Section
      Certmaster Section

   Telephone: (212) 815-2781
   Facsimile: (212) 815-3518

     Delivery to other than the above address or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by PSSA on behalf of the Trust pursuant to the Registration Rights Agreement. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees or agents of PSSA on behalf of the Trust.

     PSSA will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. PSSA, however, will pay on behalf of the Trust the Exchange Agent's reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. PSSA also may pay on behalf of the Trust, the reasonable out-of-pocket expenses incurred by brokerage houses and other custodians, nominees and fiduciaries in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Certificates, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by PSSA on behalf of the Trust, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     PSSA will pay all transfer taxes, if any, applicable to the exchange of Old Certificates pursuant to the Exchange Offer. If, however, certificates representing New Certificates or Old Certificates for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Certificates tendered, or if tendered Old Certificates are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Certificates pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, then the amount of such transfer taxes will be billed directly to such tendering holder.

                       DESCRIPTION OF THE NEW CERTIFICATES

GENERAL

     The New Certificates will be denominated and distributions with respect thereto will be payable in U.S. Dollars. The Trust Certificates represent in the aggregate the entire beneficial ownership interest in the Trust. The property of the Trust will consist of (i) the CHR Debentures, (ii) all payments on or collections in respect of the CHR Debentures received on or after June 9, 1998, together with any proceeds thereof, and (iii) all funds from time to time deposited with the Trustee in accounts related to the Trust. The property of the Trust will be held for the benefit of the holders of the Trust Certificates by the Trustee. Holders of the New Certificates will receive payments or distributions on each Distribution Date as described herein. See "--Collections and Distributions."

     The Trust Certificates represent two classes of undivided fractional beneficial interests in the assets of the Trust, and all distributions to holders of the Trust Certificates will be made only from the property of the Trust as described herein. The Trust Certificates do not represent an interest in or obligation of PSSA, Chrysler, the CHR Debentures Indenture Trustee, the Trustee, Prudential Securities or any affiliate of any of the foregoing.

     Subject to the occurrence of an Optional Redemption, a Maturity Shortening Redemption or an In-Kind Distribution, distribution of a Fixed Payment on the Amortizing Class Certificates will be made semiannually on each Scheduled Distribution Date (or if such date is not a Distribution Business Day (as defined below), on the next succeeding Distribution Business Day) up to and including August 1, 2018 in an amount equal to the amount of interest due and received on the CHR Debentures on such Scheduled Distribution Date. The amount of interest and principal (the "Total Cashflow") due on the CHR Debentures on each Scheduled Distribution Date is the product of (i) 7.40%, (ii) 180 divided by 360 and (iii) $57,830,000 (less the principal amount of any CHR Debentures redeemed in part upon an Optional Redemption or exchanged for Certificates as described herein). A "Distribution Business Day" is the first New York Business Day (as defined below) following the day on which payments on the CHR Debentures are due. A "New York Business Day" means any day other than a Saturday, Sunday or legal holiday on which banking institutions or trust companies in New York City are authorized or obligated by law, regulation or executive order to be closed.

     The aggregate purchase price of Residual Class Certificates represents 25.650% of the face amount of the CHR Debentures. The Residual Class Certificates will accrete principal at the rate of 6.870% per annum, to a principal amount of $57,830,000 on August 1, 2018 (assuming that all are still outstanding on such date). Subject to the occurrence of an Optional Redemption, a Maturity Shortening Redemption or an In-Kind Distribution, on each Scheduled Distribution Date commencing February 1, 2019 through August 1, 2097, the Residual Class Certificates will receive, from distributions of interest on the CHR Debentures, if any, a distribution of interest on the then outstanding principal amount of the Residual Class Certificates at a rate of 7.40% per annum. Subject to the occurrence of an Optional Redemption, a Maturity Shortening Redemption or an In-Kind Distribution, on August 1, 2097 the Residual Class Certificates will receive, from distributions of principal on the CHR Debentures, if any, a return of principal on the Residual Class Certificates. The Residual Class Certificates will not be entitled to any allocation of interest accrued under the CHR Debentures until February 1, 2019, including interest accrued on or before August 1, 2018 which is unpaid as of February 1, 2019.

     The aggregate "Certificate Principal Balance" of the Amortizing Class Certificates initially will be $48,096,190. On any Scheduled Distribution Date, the aggregate Certificate Principal Balance will be reduced by the positive difference between (i) the semiannual Fixed Payment made on such Scheduled Distribution Date and (ii) interest accrued on the aggregate Certificate Principal Balance at the Yield to Amortizing Class Final Distribution Date from the prior Scheduled Distribution Date (or, in the case of the initial Distribution Date, such interest accrued from February 1, 1998). The Certificate Principal Balance of any Amortizing Class Certificate will represent a pro rata portion of the then-current aggregate Certificate Principal Balance of all outstanding Amortizing Class Certificates. In the case of an Optional Redemption of less than all of the CHR Debentures, upon the distribution of the proceeds from such Optional Redemption, the Certificate Principal Balance of each Amortizing Class Certificate shall be reduced by the same percentage as the percentage of CHR Debentures redeemed.

     Scheduled Distributions on the Amortizing Class Certificates will consist of equal semiannual installments allocable to principal and interest through August 1, 2018 (each, a "Fixed Payment"). Each Fixed Payment will be allocated between interest accrued at a per annum rate equal to 6.50% compounded semiannually (the "Yield to Amortizing Class Final Distribution Date") on the then-outstanding Certificate Principal Balance of the Amortizing Class Certificates, and the repayment of principal as set forth in Appendix A attached hereto. Although payments on the Amortizing Class Certificates are denominated as principal and interest, the Amortizing Class Certificates generally represent indirect beneficial ownership of solely the interest payments on the CHR Debentures on or before August 1, 2018 and will be paid solely from interest payments on the CHR Debentures; absent an Optional Redemption or a Maturity Shortening Redemption on or prior to August 1, 2018, the holders of Amortizing Class Certificates have no right to any portion of the principal payments on the CHR Debentures. The Amortizing Class Certificates are scheduled to be paid in full on August 1, 2018 (the "Amortizing Class Final Distribution Date"). The actual final payment date could occur later in the event of a payment default on the CHR Debentures, and could occur earlier in the case of an Optional Redemption, Maturity Shortening Redemption or In-Kind Distribution.

     New Certificates may be transferred or exchanged for like Certificates of the same Class at the corporate trust office or agency of the Trustee in the City and State of New York, subject to the limitations provided in the Base Trust Agreement, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.

FORM OF THE NEW CERTIFICATES

     The New Certificates will be issued in definitive registered form in minimum denominations of $250,000 Certificate Principal Balance and integral multiples of $1.00 in excess thereof.

INTEREST ACCRUAL

     For each Distribution Date, interest shall accrue on the Amortizing Class Certificates during the period (the "Interest Accrual Period") commencing on and including the prior Distribution Date to, but excluding, such Distribution Date, except that the initial Interest Accrual Period shall commence on February 1, 1998.

     The aggregate purchase price of Residual Class Certificates represents 25.650% of the face amount of the CHR Debentures. The Residual Class Certificates will accrete principal at the rate of 6.870% per annum, to a principal amount of $57,830,000 on August 1, 2018 (assuming that all are still outstanding on such date). Subject to the occurrence of an Optional Redemption, a Maturity Shortening Redemption or an In-Kind Distribution, on each Scheduled Distribution Date commencing February 1, 2019 through August 1, 2097, the Residual Class Certificates will receive, from distributions of interest on the CHR Debentures, if any, a distribution of interest on the then outstanding principal amount of the Residual Class Certificates at a rate of 7.40% per annum. Subject to the occurrence of an Optional Redemption, a Maturity Shortening Redemption or an In-Kind Distribution, on August 1, 2097 the Residual Class Certificates will receive, from distributions of principal on the CHR Debentures, if any, a return of principal on the Residual Class Certificates. The Residual Class Certificates will not be entitled to any allocation of interest accrued under the CHR Debentures until February 1, 2019, including interest accrued on or before August 1, 2018 which is unpaid as of February 1, 2019.

     Interest will accrue on each Amortizing Class Certificate for each Interest Accrual Period ending on or prior to the Amortizing Class Final Distribution Date at the Yield to Amortizing Class Final Distribution Date (such accrued interest, the "Amortizing Class Periodic Interest"). Except in the case of any Optional Redemption or Maturity Shortening Redemption, the Amortizing Class Periodic Interest shall be payable (together with principal on the Amortizing Class Certificates) on the Scheduled Distribution Dates related to each applicable Interest Accrual Period.

COLLECTIONS AND DISTRIBUTIONS ON NEW CERTIFICATES

     Distributions by the Trustee pursuant to the terms of the Certificates and the Base Trust Agreement shall be made, subject to timely receipt of payments on the CHR Debentures and, in the case of cash distributions, solely to the extent of available funds, as follows:

          (i) with respect to the Amortizing Class Certificates, on each Scheduled Distribution Date through and including August 1, 2018; and

          (ii) with respect to the Residual Class Certificates, on each Scheduled Distribution Date commencing February 1, 2019 through and including August 1, 2097 (except as provided below);

subject, in each case, to the provisions discussed under "--Optional Redemption of CHR Debentures," "--Maturity Shortening Redemption" and "--Distribution of CHR Debentures on Payment Default, Acceleration or Change in Reporting Status."

     "Available Funds" means, as of any Scheduled Distribution Date, the aggregate amount received on or with respect to the CHR Debentures during the period from the preceding Scheduled Distribution Date up to and including such Scheduled Distribution Date (each such period, a "Collection Period"), and deposited in the Collection Account and available for distribution on such Scheduled Distribution Date.

     On each Scheduled Distribution Date, subject to the occurrence of an In-Kind Distribution, the Trustee will distribute Interest Collections (as defined below) constituting Available Funds for such Scheduled Distribution Date to the holders of Amortizing Class Certificates, but only to the extent that such Interest Collections represent payments due on or prior August 1, 2018. "Interest Collections" means, with respect to any Scheduled Distribution Date, all payments received by the Trustee during the Collection Period ending on such Scheduled Distribution Date, in respect of (i) interest on the CHR Debentures and (ii) penalties or other amounts, if any, required to be paid by CHR because of late payments on the CHR Debentures.

     If a payment with respect to the CHR Debentures is made to the Trustee after the CHR Debentures Payment Date on which such payment was due, then the Trustee will distribute any such amounts received on the first New York Business Day thereafter as if such funds had constituted Available Funds on the Scheduled Distribution Date immediately preceding such Business Day; provided, however, that the Record Date for such distribution shall be fifteen days prior to such Business Day and no additional amounts will accrue on the Certificates or be owed to the holders of the Certificates in respect of such distribution.

     All amounts received on or with respect to the CHR Debentures shall be held uninvested by the Trustee. On August 1, 2097, the Trustee will distribute the remaining Available Funds to the holders of Residual Class Certificates, unless an Optional Redemption, a Maturity Shortening Redemption, an In-Kind Distribution or certain circumstances of non-payment by Chrysler has occurred on or prior to such date.

     In the event that PSSA is required to repurchase the CHR Debentures as a result of a breach of its representation and warranty as to its title to the CHR Debentures immediately prior to the transfer thereof to the Trustee, the Trustee will distribute the repurchase price received from PSSA to the holders of the Amortizing Class Certificates and the Residual Class Certificates on the basis of the distribution ratio as of the date of such repurchase. Such ratio will be calculated by the "Calculation Agent," and such distribution will be made fifteen days after receipt of the repurchase price. See "--Optional Redemption of CHR Debentures" for a definition of the distribution ratio.

     Distributions with respect to New Certificates will be made at the corporate trust office or agency of the Trustee in the City of New York.

OPTIONAL REDEMPTION OF CHR DEBENTURES

     On or after August 1, 2087, the CHR Debentures may be redeemed prior to maturity, as a whole or in part, at the option of Chrysler (a "Late Optional Redemption"), at any time, at a redemption price equal to 100% of the principal amount being redeemed and together with accrued interest to the date of redemption (a "Late Optional Redemption Date"). In addition, prior to August 1, 2087, the CHR Debentures may be redeemed, as a whole or in part at any time, at the option of Chrysler (an "Early Optional Redemption"; as used herein, the term "Optional Redemption" shall refer to either a Late Optional Redemption or an Early Optional Redemption, as the context requires), at a redemption price equal to the greater of (i) 100% of the principal amount being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon discounted to the date of redemption (an "Early Optional Redemption Date"; as used herein, the term "Optional Redemption Date" shall refer to either a Late Optional Redemption Date or an Early Optional Redemption Date, as the context requires) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points together, in either case, with accrued interest thereon to the date of redemption. The "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     In the event of an Optional Redemption, the Certificates will be redeemed on the Optional Redemption Date. In such event, the Trustee will distribute the payment received on the CHR Debentures on the Optional Redemption Date, to the holders, if any, of the Amortizing Class Certificates and the Residual Class Certificates, respectively, in the same ratio as (i) the present value of all originally scheduled future payments on the Amortizing Class Certificates bears to (ii) the present value of all originally scheduled future payments on the CHR Debentures after August 1, 2018, discounted semiannually in each case at a rate of 7.40% per annum (such ratio being the "Distribution Ratio") to the Optional Redemption Date. Such ratio will be calculated by the Calculation Agent. In the case of an Optional Redemption of less than all of the CHR Debentures, the Trustee will distribute the payment received on the CHR Debentures on the Optional Redemption Date to the holders, if any, of the Amortizing Class Certificates and the Residual Class Certificates on the basis of the Distribution Ratio as of the Optional Redemption Date on a pro rata basis; such a distribution will result in a reduction (based on the percentage of CHR Debentures redeemed) of the Residual Class Certificates Certificate Principal Balance and a recalculation of the Certificate Principal Balance of, and Fixed Payments (as defined in the Base Trust Agreement) with respect to, the outstanding Amortizing Class Certificates, if any, based on the remaining CHR Debentures after such redemption. A table showing the percentages of such distribution that would be distributable to the Amortizing Class Certificates and Residual Class Certificates, respectively, assuming that such a distribution date occurs an a Scheduled Distribution Date, is attached hereto as Appendix A.

MATURITY SHORTENING REDEMPTION

     Upon the occurrence of a tax event (as defined below) with respect to the CHR Debentures, Chrysler has the right to shorten the maturity of the CHR Debentures (i) to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the CHR Debentures will be deductible by Chrysler for U.S. federal income tax purposes, or (ii) if such counsel is unable to opine definitively as to such minimum period, the minimum extent so required as determined in good faith by the Board of Directors of Chrysler after receipt of an opinion of such counsel regarding the applicable legal standards. Chrysler also has the right to redeem the CHR Debentures in whole (but not in part), on not less than 30 nor more than 60 days' notice, if a tax event occurs and a nationally recognized independent tax counsel opines that there would be, notwithstanding any shortening of the maturity of the CHR Debentures, more than an insubstantial risk that interest paid by Chrysler on the CHR Debentures would not be deductible in whole (or in part) by Chrysler for U.S. federal income tax purposes. The redemption price available to Chrysler would be equal to the greater of (i) 100% of the principal amount of the CHR Debentures, plus accrued interest to the date of redemption or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus accrued interest to the date of redemption. Chrysler must exercise its redemption right within 90 days following the tax event. Any such new maturity date is referred to herein as the "Shortened Maturity Date." If the Shortened Maturity Date is on or prior to August 1, 2018, (a) the Amortizing Class Certificates and the Residual Class Certificates will be redeemed on the Shortened Maturity Date and
(b) the Trustee will distribute the payment received on the CHR Debentures on the Shortened Maturity Date to the holders of each class of Certificates on the basis of the Distribution Ratio as of the Shortened Maturity Date; such ratio will be calculated by the Calculation Agent. If the Shortened Maturity Date is after August 1, 2018, the Residual Class Certificates would be redeemed on the Shortened Maturity Date and the Trustee would distribute the payments received on the CHR Debentures on the Shortened Maturity Date to the holders of such Certificates. Either such redemption will be referred to herein as a "Maturity Shortening Redemption." A table showing the percentages of such distribution that would be distributable to the Amortizing Class Certificates and the Residual Class Certificates, respectively, assuming that such distribution occurs on a Scheduled Distribution Date, is attached hereto as Appendix A.

     A "Tax Event" means that Chrysler shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of
(a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action") or (c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after July 15, 1997, there is more than an insubstantial increase in the risk that interest paid by Chrysler on the CHR Debentures is not, or will not be, deductible, in whole or in part, by Chrysler for U.S. federal income tax purposes.

DISTRIBUTION OF CHR DEBENTURES ON PAYMENT DEFAULT, ACCELERATION OR CHANGE IN REPORTING STATUS

     If a Payment Default or an Acceleration with respect to the CHR Debentures, or a Change in Reporting Status with respect to Chrysler, occurs, then the Trustee will make an In-Kind Distribution of the remaining CHR Debentures to the holders of the Residual Class Certificates and, if still outstanding, the Amortizing Class Certificates. A "Payment Default" means a default in the payment of any amount due on the CHR Debentures from Chrysler after the same becomes due and payable (and the expiration of any applicable grace period on the CHR Debentures), and such default continues unremedied beyond the period specified in the CHR Debentures Indenture or other authorizing document for the CHR Debentures (or if no such period is specified, three days). An "Acceleration" means the acceleration of the maturity of the CHR Debentures following the occurrence of any default on the CHR Debentures other than a Payment Default, notwithstanding any subsequent recission and annulment of such Acceleration by the requisite holders of the entire series of CHR Debentures. A "Change in Reporting Status" means that Chrysler is no longer subject to the informational requirements of the Exchange Act. The In-Kind Distribution will be made to the holders of Residual Class Certificates and, if still outstanding, the Amortizing Class Certificates on the basis of the Distribution Ratio as of such Payment Default, Acceleration or Change in Reporting Status. Such ratio will be calculated by the Calculation Agent. To the extent necessary to avoid a distribution of CHR Debentures in unauthorized denominations, the Trustee will cause the liquidation in a commercially reasonable manner of such CHR Debentures as are necessary, and will distribute the proceeds therefrom to the holders of Amortizing Class Certificates and Residual Class Certificates based on their respective rights to CHR Debentures. A table showing the percentages of such distribution that would be distributable to the Amortizing Class Certificates and the Residual Class Certificates, respectively, assuming that such distribution occurs on a Scheduled Distribution Date, is attached hereto as Appendix A. If a Payment Default, Acceleration or Change in Reporting Status occurs after August 1, 2018, then the Trustee will make an In-Kind Distribution to the holders of the Residual Class Certificates.

EXCHANGE OF CERTIFICATES FOR CHR DEBENTURES

     Commencing August 1, 1999, any holder of both Amortizing Class Certificates and Residual Class Certificates (or, if on or after August 1, 2018, any holder of Residual Class Certificates) may, by delivery of a notice to the Trustee substantially in the form of the Notice of Exchange attached to a Certificate (a "Notice of Exchange") not less than 30 and not more than 45 days prior to any Scheduled Distribution Date, elect to exchange Certificates of both classes for CHR Debentures (or on or after August 1, 2018, of Residual Class Certificates) on such Scheduled Distribution Date (the "Exchange Date"). In order to exercise such right, the holder shall tender to the Trustee on the Exchange Date immediately succeeding such notice (i) if the Exchange Date is prior to August 1, 2018, both (a) Amortizing Class Certificates evidencing the percentage specified in the Notice of Exchange (which shall not be less than 10%) of the aggregate Certificate Principal Balance of all Amortizing Class Certificates then outstanding and (b) Residual Class Certificates evidencing the same percentage of the aggregate Certificate Principal Balance of all Residual Class Certificates then outstanding or (ii) if the Exchange Date is on or after August 1, 2018, Residual Class Certificates evidencing at least 10% of the aggregate Certificate Principal Balance of all Residual Class Certificates then outstanding.

     Upon tender of such Certificates, duly endorsed by the holder to the Trustee, the Trustee shall transfer to the holder (or its designee specified in the Notice of Exchange) a principal amount of CHR Debentures comprising the same percentage of the CHR Debentures then held in the Trust as the percentage of Amortizing Class Certificates and Residual Class Certificates tendered by such holder on such Scheduled Distribution Date, rounded down to the nearest authorized denomination of Term Assets. Upon such exchange, the Trustee shall cancel the tendered Certificates, provided that if the amount of CHR Debentures delivered to the holder or its designee was rounded down in accordance with the preceding sentence, the Trustee shall issue to such holder new Certificates of each class evidencing percentage interests of such class (regardless of whether such interests would otherwise be authorized denominations) equal to the amount of such class in excess of the amount accepted for such exchange.

     The delivery of a Notice of Exchange shall be irrevocable; provided, however, that if (i) the proceeds of an Optional Redemption, Shortened Maturity Redemption or In-Kind Distribution are to be distributed on the Exchange Date to which such Notice of Exchange relates or (ii) if prior to such Exchange Date, the Trustee gives notice to holders that the proceeds of an Optional Redemption, Shortened Maturity Redemption or In-Kind Distribution are scheduled to be distributed on a date subsequent to such Exchange Date, such Notice of Exchange shall be automatically deemed canceled and be of no further force and effect.

     Any holder tendering Certificates in exchange for CHR Debentures on an Exchange Date shall be entitled to receive cash distributions otherwise payable on such Certificates on such Exchange Date.

NO FURTHER RULE 3a-7 LIMITATION

     As a result of the rating assigned to the New Certificates, they will not be subject to certain restrictions on transfer that were originally applicable to the Old Certificates pursuant to Rule 3a-7 under the Investment Company Act of 1940, as amended (the "Investment Company Act").

                    DESCRIPTION OF THE BASE TRUST AGREEMENT

GENERAL

     The following summary of certain provisions of the Base Trust Agreement and the Trust Certificates does not purport to be complete and such summary is qualified in its entirety by reference to the detailed provisions of the Base Trust Agreement incorporated by reference hereto as described under "Where You Can Find More Information." Article and section references in parentheses below are to articles and sections in the Base Trust Agreement. Wherever particular sections or defined terms of the Base Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

THE TRUSTEE

     The Bank of New York, a New York banking corporation, acts as trustee of the Trust pursuant to the Base Trust Agreement. The Trustee's offices are located at 101 Barclay Street, 12E, New York, New York 10286,
Attention--Corporate Trust.

     The Base Trust Agreement provides that the Trustee and any director, officer, employee or agent thereof will be indemnified by PSSA and held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Base Trust Agreement or the Trust Certificates or the performance of the Trustee's duties under the Base Trust Agreement, other than any loss, liability or expense (i) that constitutes a specific liability of the Trustee under the Base Trust Agreement or (ii) incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's duties under the Base Trust Agreement or as a result of a breach, or by reason of reckless disregard, of the Trustee's obligations and duties under the Base Trust Agreement. Pursuant to the Base Trust Agreement, as compensation for the performance of its duties thereunder, the Trustee is entitled to payment of trustee fees and reimbursement of expenses by PSSA pursuant to a separate agreement with PSSA, but shall not have any claim against the Trust with respect thereto.

     The Trustee makes no representations as to the validity or sufficiency of the Base Trust Agreement, the New Certificates or the CHR Debentures or any related document. The Trustee is required to perform only those duties specifically required under the Base Trust Agreement. However, upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee is required to examine such documents and to determine whether they conform to the applicable requirements of the Base Trust Agreement.

     The Trustee is unaffiliated with, but may have normal banking relationships with, PSSA and its affiliates.

     The Base Trust Agreement and, upon consummation of the Exchange Offer, the provisions of the Trust Indenture Act of 1939, as amended (the "Indenture Act"), incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Trust, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the "Indenture Act") it must eliminate such conflict or resign.

EVENTS OF DEFAULT

     There are no events of default with respect to the Trust Certificates.

VOTING RIGHTS

     Voting rights will be allocated between the holders of Residual Class Certificates, on the one hand, and the holders of Amortizing Class Certificates on the other, respectively, at any date of determination in the same ratio as
(i) the present value of all originally scheduled future payments on the CHR Debentures after August 1, 2018 bears to (ii) the present value of all originally scheduled future payments on the Amortizing Class Certificates, discounted semiannually in each case at a rate of 7.40% per annum to the date of determination. Such ratio will be calculated by the Calculation Agent. All voting rights with respect to the Residual Class Certificates will be allocated among all holders of Residual Class Certificates in proportion to the respective Certificate Principal Balances of the then-outstanding Residual Class Certificates held by such holders on any date of determination. All voting rights with respect to the Amortizing Class Certificates will be allocated among all holders of Amortizing Class Certificates in proportion to the respective notional amounts of the then-outstanding Amortizing Class Certificates held by such holders on any date of determination.

     The required percentage of Voting Rights of those Classes of Trust Certificates that are materially adversely affected by any modification or amendment of the Base Trust Agreement necessary to consent to such modification or amendment is 100%.

VOTING WITH RESPECT TO THE CHR DEBENTURES; WAIVERS

     The Trustee, as the holder of the CHR Debentures, has the right to vote and give consents and waivers in respect of the CHR Debentures as permitted by the CHR Debentures Indenture with respect thereto and except as otherwise limited by the Base Trust Agreement. In the event that the Trustee receives a request from Chrysler for its consent to any amendment, modification or waiver of the CHR Debentures or any document relating thereto, or receives any other solicitation for any action with respect to the CHR Debentures including a tender offer for the CHR Debentures by Chrysler (an "Issuer Tender Offer"), the Trustee shall mail a notice of such proposed amendment, modification, waiver or solicitation to each holder of Trust Certificates of record as of such date. The Trustee shall request instructions from the holders of Trust Certificates as to whether or not to consent to or vote to accept such amendment, modification, waiver or solicitation. The Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the relative voting rights of the Trust Certificates) as the Trust Certificates of the Trust were actually voted or not voted by the holders of Trust Certificates thereof as of a date determined by the Trustee prior to the date on which such consent or vote is required; provided, however, that, notwithstanding anything to the contrary herein, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the CHR Debentures, including, without limitation, any demand to accelerate the CHR Debentures, (ii) which would result in the exchange or substitution of any of the CHR Debentures pursuant to a plan for the refunding or refinancing of such CHR Debentures,
(iii) which would alter the currency in which any payment is required to be made on the CHR Debentures, (iv) which would change the voting rights granted to holders of the CHR Debentures under the CHR Debentures Indenture or (v) which would impair in any material respect any rights of the Trustee or holders of the CHR Debentures to enforce remedies against Chrysler under the CHR Debentures Indenture, except in each case with the unanimous consent of the holders of Amortizing Class Certificates and Residual Class Certificates, or vote in favor of an Issuer Tender Offer except with the consent of the holders of 66 2/3% in interest of Certificates then outstanding (as reflected in the Distribution Ratio) and, in the event that any such Issuer Tender Offer shall not include the payment of all accrued interest and principal in full on the CHR Debentures subject to such Issuer Tender Offer, unless such Issuer Tender Offer satisfies the Rating Agency Condition (as defined in the Base Trust Agreement), and subject to the requirement that such vote or consent would not, based on an Opinion of Counsel, cause the Trust to fail to be characterized as a grantor trust for U.S. federal income tax purposes or result in a sale or exchange of any Certificate for U.S. federal income tax purpose. The Trustee shall have no liability for any failure to act resulting from holders of Trust Certificates' late return of, or failure to return, directions requested by the Trustee from the holders of Trust Certificates.

MODIFICATION AND AMENDMENT

     The Base Trust Agreement may be amended by PSSA and the Trustee, without notice to or consent of the holders of Trust Certificates, for certain purposes including (i) to cure any ambiguity therein, (ii) to correct or supplement any provision therein which may be inconsistent with any other provision therein,
(iii) to add or supplement any Credit Support (as defined in the Base Trust Agreement) for the benefit of any holders of Trust Certificates, (iv) to add to the covenants, restrictions or obligations of PSSA or the Trustee for the benefit of the holders of Trust Certificates, (v) to add, change or eliminate any other provisions with respect to matters or questions arising under such Base Trust Agreement, (vi) to comply with any requirements imposed by the Internal Revenue Code of 1986 (the "Code"), (vii) to evidence and provide for the acceptance of appointment hereunder of a Trustee other than The Bank of New York as Trustee for a series of certificates, and to add to or change any of the provisions of the Base Trust Agreement as shall be necessary to provide for or facilitate the administration of the separate trusts thereunder by more than one trustee, pursuant to the requirements of the Certificates, (viii) to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the certificates of one or more series or to add or change any of the provisions of the Base Trust Agreement as shall be necessary to provide for or facilitate the administration of the separate trusts thereunder or (ix) to provide for the issuance of new certificates issued pursuant to an optional exchange; provided that (a) any such amendment described in (i) through (ix), but not (vii), will not, as evidenced by an Opinion of Counsel, cause the Trust to fail to qualify as a grantor trust for U.S. federal income tax purposes or result in a sale or exchange of any Certificate for tax purposes and (b) the Trustee has received (1) an officer's certificate of PSSA to the effect that such amendment will not have a material adverse effect on any class of holders of Trust Certificates and (2) written confirmation from each Rating Agency rating such Trust Certificates, if any, that such amendment will not cause such Rating Agency to reduce or withdraw the then current rating thereof. Without limiting the generality of the foregoing, the Base Trust Agreement also may be modified or amended from time to time by PSSA and the Trustee, with the consent of the holders of Certificates of each class evidencing not less than the "Required Percentage-Amendment" of the Voting Rights of those Trust Certificates of such Classes that are affected by such modification or amendment for the purpose of adding any provision to or changing in any manner or eliminating any provision of the Base Trust Agreement or of modifying in any manner the rights of such holders of Trust Certificates; provided that any such amendment shall not, as evidenced by an Opinion of Counsel, cause the Trust to fail to qualify as a grantor trust for U.S. federal income tax purposes.

     No such modification or amendment, however, may (i) reduce in any manner the amount of or alter the timing of, distributions or payments which are required to be made on any Certificate without the consent of the holder of such Trust Certificate or (ii) reduce the aforesaid Required Percentage of Voting Rights required for the consent to any such amendment without the consent of the holders of all Certificates covered by the Base Trust Agreement then outstanding.

REPORTS TO HOLDERS OF TRUST CERTIFICATES; NOTICES

Reports to Holders of Trust Certificates

     With each distribution to holders of Trust Certificates, the Trustee will forward or cause to be forwarded to each such holder of Trust Certificates and to PSSA a statement setting forth: (i) the amount of such distribution to holders of Trust Certificates of such Class allocable to principal, if any, on the Trust Certificates of such Class; (ii) the amount of compensation received by the Trustee for the period relating to such Distribution Date, (iii) the aggregate stated principal amount or, if applicable, notional principal amount of the CHR Debentures and the current interest rate thereon at the close of business on such Distribution Date; (iv) the aggregate Certificate Principal Balance or aggregate Notional Amount, if applicable, of each Class of Trust Certificates at the close of business on such Distribution Date, separately identifying any reduction in such aggregate Certificate Principal Balance or aggregate Notional Amount due to the allocation of any Realized Losses or otherwise, (v) any information reasonably requested by a holder to enable such holder to prepare its tax returns, provided that such information is reasonably attainable in the requested form and (vi) as to any series (or any class within such series) for which Credit Support has been obtained, the amount or notional amount of coverage of each element of Credit Support (and rating, if any, thereof) included therein as of the close of business on such Distribution Date.

     In the case of information furnished pursuant to subclauses (i) and (iii) above, the amounts shall be expressed as a U.S. dollar amount per minimum denomination of Trust Certificates or for such other specified portion thereof. Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each person who at any time during the calendar year was a holder of Trust Certificates a statement containing the information set forth in subclauses (i) and (iii) above, aggregated for such calendar year or the applicable portion thereof during which such person was a holder of Trust Certificates. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as are from time to time in effect.

Notices

     Any notice required to be given to a holder of a Registered Certificate will be mailed to the address of such holder set forth in the applicable Certificate Register.

REPLACEMENT CERTIFICATES

     If a New Certificate is mutilated, destroyed, lost or stolen, then it may be replaced at the corporate trust office or agency of the applicable Trustee in the City and State of New York, upon payment by the holder of such expenses as may be incurred by the applicable Trustee in connection therewith and the furnishing of such evidence and indemnity as such Trustee may require. Mutilated Certificates must be surrendered before new Certificates will be issued.

TERMINATION OF THE TRUST

     The Trust shall terminate upon (i) receipt and distribution to the holders of Certificates entitled thereto of all amounts owed under the Base Trust Agreement in respect of the CHR Debentures, (ii) the occurrence of any Shortened Maturity Redemption, (iii) the occurrence of any Optional Redemption of all CHR Debentures then held by the Trust, (iv) the occurrence of an In-Kind Distribution of all CHR Debentures then held by the Trust or (v) the delivery of the last remaining CHR Debentures then held by the Trust, to holders in exchange for certificates.

     The final distribution will be made only upon surrender and cancellation of the Trust Certificates at an office or agency appointed by the Trustee.

GOVERNING LAW

     The Base Trust Agreement and the Trust Certificates will be governed by, and construed in accordance with, the laws of the State of New York without reference to such State's principles of conflicts of law. Upon consummation of the Exchange Offer, the Base Trust Agreement will be subject to the provisions of the Indenture Act that are required to be part of the Base Trust Agreement and, to the extent applicable, will be governed by such provisions.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of Trust Certificates and the exchange of Old Certificates for New Certificates (the "Exchange") pursuant to the Exchange Offer. The summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to purchase Trust Certificates by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Thus, for example, except where otherwise noted, the discussion below is addressed to holders that are U.S. persons and that hold Trust Certificates as capital assets. It does not discuss state, local or foreign tax consequences, nor does it discuss all the tax consequences that may be relevant to a holder subject to special rules, including dealers in securities or commodities, banks, savings and loan associations and similar financial institutions, tax-exempt organizations, insurance companies, taxpayers that hold Trust Certificates as part of a hedged or integrated transaction (such as a "straddle" or "conversion transaction") for U.S. federal income tax purposes, or taxpayers whose functional currency is other than the U.S. dollar. It also does not discuss tax consequences for individuals or entities taxed as individuals. The discussion below is based on the Code and the regulations issued thereunder, and interpretations of law, rulings and decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively, and may adversely affect the U.S. federal income tax consequences described herein.

     The term "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any state thereof (including the District of Columbia) (other than a partnership that is not treated as a United States person, the term "United States person" being used herein with the meaning given to such term in the Code and the regulations issued thereunder), an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions. To the extent provided in Treasury regulations, certain trusts in existence prior to August 20, 1996 and treated as United States persons prior to such date that elect to be treated as United States persons are also considered U.S. persons.

     PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL TAX CONSEQUENCES TO THEM OF THE EXCHANGE, AND OF ACQUIRING, HOLDING AND DISPOSING OF TRUST CERTIFICATES, INCLUDING, IN PARTICULAR, THE APPLICATION IN THEIR PARTICULAR CIRCUMSTANCES OF THE TAX DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

EXCHANGE OF OLD CERTIFICATES FOR NEW CERTIFICATES

     In the opinion of Brown & Wood LLP, the Exchange will not be a taxable event for U.S. federal income tax purposes. As a result, a holder of an Old Certificate whose Old Certificate is accepted in the Exchange Offer will not recognize gain or loss on the Exchange. The New Certificates will have the same "issue price" (and "adjusted issue price" immediately after the Exchange) as the Old Certificates, and each tendering holder will have the same adjusted basis and holding period in the New Certificates as it had in the Old Certificates immediately before the Exchange.

CHARACTERIZATION OF THE TRUST

     For U.S. federal income tax purposes, the Trust will not be treated as an association taxable as a corporation (or a publicly traded partnership taxable as a corporation) in the opinion of Brown & Wood LLP. Although the characterization of the Trust is not certain, the Trust should be treated for U.S. federal income tax purposes as a grantor trust, and the Trustee intends to report income, gain, loss and deductions to the Internal Revenue Service ("IRS") on that basis. If the Trust were not classified as a grantor trust, then it would be classified as a partnership. As a consequence, the Trust will not be subject to U.S. federal income taxation.

     Prospective investors should be aware that no rulings have been, nor are any expected to be, sought from the IRS with respect to the classification of the Trust (or any of the other U.S. federal income tax consequences discussed in this summary) and there can be no assurance that the IRS will agree with the characterization of the Trust as a grantor trust (or with the other U.S. federal income tax consequences discussed herein). See "--Alternative Characterizations." Accordingly, prospective purchasers are urged to consult their tax advisers regarding the U.S. federal income tax classification of the Trust.

     Under the U.S. federal income tax rules applicable to grantor trusts, a holder of a Trust Certificate will be treated as owning the rights to those payments on the CHR Debentures that are allocable to that Trust Certificate. The sale of a Trust Certificate will be considered a sale of a holder's interest in those payments. In addition, a holder may deduct its pro rata share of the fees and other deductible expenses paid by the Trust, at the same time and to the same extent as such items would be deducted by the holder if the holder paid directly a pro rata portion of the amounts paid by the Trust.

     The CHR Debentures Prospectus indicates that the CHR Debentures underlying the Trust Certificates were sold based on Chrysler's belief that they constitute indebtedness of Chrysler for U.S. federal income tax purposes. The following discussion is based on the assumption that the CHR Debentures will constitute debt instruments in their entirety. Except for the discussion under "--Alternative Characterizations," the following also assumes that the Trust will be classified as a grantor trust.

PURCHASE AND HOLDING OF TRUST CERTIFICATES

     A purchaser of a Trust Certificate will be treated as having acquired the rights to those payments on the CHR Debentures that are allocable to that Trust Certificate and will be taxed under the "stripped bond" rules of the Code. The holder will be treated as having purchased a newly issued, single debt instrument (or may under a literal reading of the Code be required to treat each payment as a separate debt instrument each with its own issue price based on its relative fair market value) providing for payments equal to the payments on the CHR Debentures allocable to the Trust Certificate, and having original issue discount ("OID") equal to the excess of the sum of such payments over the holder's purchase price for the Trust Certificate (which would be treated as the "issue price"). In determining the purchase price for a Trust Certificate for this purpose, a portion of the purchase price of the Trust Certificate may be separately allocated to amounts held by the Trust pending distribution to holders (the recovery of which amounts would not be taxable). Any such allocation would reduce the amount paid for (and the amount payable on) such Trust Certificate.

     Under the OID rules, in general, each holder of a Trust Certificate, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of OID on the Trust Certificate for all days during the taxable year that the holder owns the Trust Certificate. The daily portions of OID on a Trust Certificate are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of a Trust Certificate, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a Trust Certificate allocable to each accrual period is determined by multiplying the "adjusted issue price" of the Trust Certificate at the beginning of the accrual period by the yield to maturity of such Trust Certificate (appropriately adjusted to reflect the length of the accrual period). The yield to maturity of a Trust Certificate is the discount rate that causes the present value of all payments on the Trust Certificate as of its issue date to equal the issue price of such Trust Certificate. The "adjusted issue price" of a Trust Certificate at the beginning of any accrual period generally will be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments made with respect to such Trust Certificate in all prior accrual periods.

     Because holders of Residual Class Certificates will not be receiving current distributions, OID will be includible as income prior to the receipt of cash attributable to such income and the amount of OID includible in income will increase each year.

     It is not clear how the possibility of a Maturity Shortening as a result of a Tax Event, and the resulting distribution to Amortizing Class Certificate holders of a portion of the payment received by the Trust on the Shortened Maturity Date, should be taken into account for purposes of determining the taxation of holders at, and prior to, the Shortened Maturity Date (including, but not limited to, the amount of OID required to be included by holders in ordinary gross income). The Trustee intends to take the position that the possibility of a Maturity Shortening should not affect the U.S. federal income tax consequences to holders prior to the Maturity Shortening. Under this treatment, if the maturity of the CHR Debentures was shortened as a result of a Tax Event, a holder would be treated, solely for OID purposes, as acquiring a newly issued OID bond, and would be required to determine OID on the newly issued bond taking into account the Shortened Maturity Date and the amount required to be distributed to the holder on that date. The amount of OID required to be included in the holder's ordinary gross income as a result of the redetermination could be more or less than the amount determined without taking into account the Maturity Shortening. There can be no assurance, however, that the IRS will not take a different position on the effect of a potential Maturity Shortening, which position may have less favorable tax consequences. See "--Alternative Characterizations." Prospective purchasers should consult their tax advisers with respect to the effect of a potential Maturity Shortening.

     The Trust currently intends, for information reporting purposes, to account for OID reportable by holders of Trust Certificates by reference to the first price at which a substantial amount of the Trust Certificates is sold to purchasers (other than Prudential Securities), even though the amount of OID will differ for subsequent purchasers. Such prospective purchasers should consult their tax advisers regarding the proper calculation of OID.

DISTRIBUTIONS

     Cash distributions on the Trust Certificates will not be subject to additional taxation. An In-Kind Distribution may be treated in whole or in part as equivalent to a sale or exchange.

OPTIONAL EXCHANGE OF CERTIFICATES FOR CHR DEBENTURES

     The distribution of a principal amount of CHR Debentures comprising a specified percentage of the CHR Debentures then held in the Trust in exchange for the same percentage of Amortizing Class Certificates and Residual Class Certificates, and the issuance of new Certificates, if any, of each such class will not be subject to additional taxation. The treatment of a holder that exchanges such Certificates for such CHR Debentures is unclear. The provisions of the Code and Treasury regulations relating to stripped bonds do not specifically provide authority or a mechanism for ceasing to apply the stripped bond rules under such circumstances. As a consequence, a holder, and any subsequent purchaser from such holder, could be required to continue to report income, gain or loss on the CHR Debentures so acquired in the same manner as if it still held the Certificates surrendered in exchange for the CHR Debentures.

SALE OR EXCHANGE OF TRUST CERTIFICATES OR THE CHR DEBENTURES

     The tax basis of a holder of a Trust Certificate in a Trust Certificate generally will equal the cost of the Trust Certificate increased by any amounts includible in income as OID, and reduced by any payments made on the Trust Certificate.

     Upon the sale or exchange of a Trust Certificate (other than the Exchange), a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or exchange and the holder's tax basis in the Trust Certificate. Gain or loss recognized by an individual holder on the sale or exchange of a Trust Certificate generally will be capital gain or loss, and will be long-term capital gain or loss if the holder is considered to have held the Trust Certificate for more than one year at the time of the disposition. Long-term capital gains recognized by an individual holder generally are subject to reduced maximum tax rates.

     A holder will recognize gain or loss on any sale by the Trust of the CHR Debentures, including in connection with an In-Kind Distribution or pursuant to an Optional Redemption of all or part of the CHR Debentures, equal to the difference between the portion of the amount realized on the sale allocable to the holder and the allocable portion of the holder's basis in the Trust Certificate. In the event of an Optional Redemption of less than all of the CHR Debentures, a holder will calculate gain or loss by assuming that the CHR Debentures consist of two debt instruments, one of which is retired and one of which remains outstanding. The adjusted issue price, holder's adjusted basis and accrued but unpaid OID of the CHR Debentures, determined immediately before the partial Optional Redemption, will be allocated between those two instruments based on the portion of the CHR Debentures that is treated as retired by the partial Optional Redemption.

ALTERNATIVE CHARACTERIZATIONS

     As noted above, there can be no assurance that the IRS will agree with the characterization of the Trust as a grantor trust. It is possible that the IRS could seek to classify the Trust as a partnership, although even if the IRS were successful the Trust would not be subject to U.S. federal income tax. While not certain, if the Trust is classified as a partnership, it should be eligible for the election out of the partnership tax rules of subchapter K of the Code, under Treasury Regulation Section 1.761-2. In mutual consideration for each holder's purchase of a Trust Certificate, each holder of a Trust Certificate is deemed to have consented to the making of such a protective election as of the date of formation of the Trust. As a result of the election, each holder of a Trust Certificate would be required to report its respective share of the items of income, deductions and credits of the Trust on its respective U.S. federal income tax return in a manner substantially similar to the U.S. federal income tax reporting required under the grantor trust rules. However, if the Trust were not eligible to make the election, the method of taxation of holders of Trust Certificates could differ significantly from the treatment described in this summary. Among those differences, (i) the Trust would be required to account for its income and deductions at the Trust level, and to utilize a taxable year for reporting purposes, (ii) income from the CHR Debentures would be taxed under the rules of the Code applicable to whole debt instruments rather than under the "stripped bond" rules described above, and (iii) each holder would be required to separately take into account such holder's distributive share of income and deductions of the Trust. A holder would take into account its distributive share of Trust income and deductions for each taxable year of the Trust in the holder's taxable year which ends with or within the Trust's taxable year. Prospective purchasers are urged to consult their tax advisers regarding the U.S. federal income tax classification of the Trust.

     Although denominated as debentures, the Trust Assets exhibit significant equity features and there can be no assurances that the IRS will agree with the characterization of the Trust Assets as debt for U.S. federal income tax purposes. If the Trust Assets were treated as equity, the "interest" payments on them would be considered dividends to the extent of Chrysler's earnings and profits as determined under federal income tax principles. To the extent such payments on the Trust Assets exceed Chrysler's earnings and profits, such portion would be reduced by a corresponding amount. Such reduction in basis could cause the recognition of gain, or increase the amount of gain otherwise recognized, on the sale, disposition or redemption of the Trust Assets or the Certificates. In addition, if "interest" payments were treated as equity, payments made to a holder that was not a U.S. person would be subject to 30 percent withholding tax (unless (i) such rate were reduced by treaty and such non-U.S. person provides an appropriate statement (e.g., a Form 1001) to that effect or (ii) such payment is effectively connected to the conduct of a trade or business by the non-U.S. person in the United States and such non-U.S. person provides an appropriate statement to that effect (e.g., a Form 4224)). Finally, assuming the Trust were treated as a grantor trust and the Trust Assets were treated as equity, amounts accrued on the Certificates would be treated as stripped dividends/ stripped preferred stock under section 305(e) of the Code. Potential investors in Certificates should consult their tax advisors as to how section 305(e) applies in this case.

     Adverse tax consequences also might result if the IRS takes a different position than the position described above under "--Purchase and Holding of Trust Certificates" with respect to the effect on holders of a potential distribution to Amortizing Class Certificate holders of a portion of the payment received by the Trust on a Shortened Maturity Date. For example, the IRS might treat the Amortizing Class Certificate as a right to payments on the CHR Debentures coupled with a separate agreement, in the nature of a put option, between Amortizing Class Certificate holders, on the one hand, and Residual Class Certificate holders, on the other hand. Under this characterization, a Maturity Shortening event would be a taxable event. Moreover, the existence of a deemed put option might trigger the Code's "straddle" rules, in which case, among other matters, gain or loss on the sale of a Trust Certificate would be short-term capital gain or loss regardless of the period during which the holder held the Trust Certificate.

NON-U.S. HOLDERS

     A holder that is not a U.S. person and that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Trust Certificate will not be subject to United States income or withholding tax, except as described below and under "--Information Reporting and Backup Withholding," in respect of interest income or gain on the CHR Debentures if the holder provides an appropriate statement (generally an IRS Form W-8), signed under penalties of perjury, identifying the holder and stating, among other things, that the holder is not a U.S. person and if the holder is not a "10-percent shareholder" or related "controlled foreign corporation" with respect to Chrysler. If these conditions are not met, a 30 percent withholding tax will apply to interest income from the Trust Certificates, unless an income tax treaty reduces or eliminates such tax or unless the interest is effectively connected with the conduct of a trade or business within the United States by such holder. In the latter case, such holder will be subject to U.S. federal income tax with respect to all income from the CHR Debentures at regular rates applicable to U.S. taxpayers.

     A holder that is not a U.S. person also may be subject to U.S. federal income taxation with respect to a Trust Certificate if it is a personal holding company, a corporation that accumulates earnings to avoid U.S. taxes on shareholders or a private foundation under the Code.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Trustee will furnish or make available to each party registered during such calendar year as a holder, such information as is required under the Code or regulations under the Code to enable each holder to file its U.S. federal income tax returns.

     Certain holders that are U.S. persons or that otherwise are subject to U.S. federal income taxation on a net income basis in respect of the Note ("U.S. holders") may be subject to a 31 percent backup withholding tax in respect of distributions made on a Trust Certificate and proceeds from the sale of a Trust Certificate to or through certain brokers if they do not provide their taxpayer identification numbers (generally on IRS Form W-9). Persons who are not U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of information reporting requirements and backup withholding tax. Any amounts so withheld from distributions on the Trust Certificate would be allowed as a credit against the holder's U.S. federal income tax liability, or upon application by the holder to the IRS, would be refunded by the IRS to the extent it exceeds such liability.

                              ERISA CONSIDERATIONS

     Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code, prohibit pension, profit sharing or other employee benefit or other plans (such as individual retirement accounts) that are subject to Title I of ERISA or to Section 4975 of the Code (collectively, the "Plans") from engaging in certain transactions involving "plan assets" with any person that is a "party in interest" under ERISA or "disqualified person" under the Code with respect to the Plans. A violation of these "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and the Code for such persons.

     ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, including the requirements of investment prudence and diversification, and the requirement that such a Plan's investments be made in accordance with the documents governing the Plan. Under ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan.

     Pursuant to Department of Labor Regulation ss.2510.3-101 (the "Plan Assets Regulation"), in general, when a Plan acquires an equity interest in an entity such as the Trust, then, unless certain exceptions apply, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity. In general, an "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. It is anticipated that the New Certificates, like the Old Certificates, will be considered equity interests in the Trust for purposes of the Plan Assets Regulation, and that the assets of the Trust may therefore constitute plan assets if such Certificates are acquired by Plans. In such event, the fiduciary and prohibited transaction restrictions of ERISA and section 4975 of the Code would apply to transactions involving the assets of the Trust.

     In addition, Plan fiduciaries must determine whether the acquisition and holding of New Certificates would result in prohibited transactions if Plans that acquired the New Certificates were deemed to own an interest in the underlying assets of the Trust under the rules discussed above. Accordingly, a Plan fiduciary considering an investment in the Trust should consider whether Chrysler, the Trustee, or any of their affiliates is a party in interest or disqualified person with respect to the Plan. Depending on the relevant facts and circumstances, certain prohibited transaction exemptions may apply to the acquisition or holding of the New Certificates--for example, Prohibited Transaction Class Exemption ("PTE") 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager"; PTE 95-60, which exempts certain transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts certain transactions between insurance company pooled separate accounts and parties in interest; PTE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; and PTE 75-1, which exempts certain transactions effected through a bank supervised by the United States or a State. There can be no assurance that any of these exemptions will apply with respect to any Plan's acquisition of the New Certificates, or that such an exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with such investment, including, for example, transactions involving plan assets arising in the operations of the Trust.

                              PLAN OF DISTRIBUTION

     Each broker or dealer that receives New Certificates for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Certificates. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker or dealer in connection with resales of New Certificates received in exchange for Old Certificates where such Old Certificates were acquired as a result of market-making activities or other trading activities. PSSA has agreed that it will make this Prospectus, as amended or supplemented, available to any broker or dealer for use in connection with any such resale for a period of one year. In addition, until such date, all brokers or dealers effecting transactions in the New Certificates may be required to deliver a prospectus.

     PSSA will not receive any proceeds from any sale of New Certificates by brokers or dealers. New Certificates received by brokers or dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Certificates or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker or dealer and/or the purchasers of any such New Certificates. Any broker or dealer that resells New Certificates that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Certificates may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Certificates and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Starting on the Expiration Date, PSSA promptly will send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker or dealer that requests such documents in the Letter of Transmittal. PSSA has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Certificates) other than commissions or concessions of any broker or dealer and will indemnify the holder of the New Certificates (including any broker or dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Certificates and certain U.S. federal income taxation matters will be passed upon for the Trust by Brown & Wood LLP, New York, New York.

                                                                      APPENDIX A

            RECEIPTS ON CORPORATE SECURITIES TRUST, SERIES CHR 1998-1
                 ALLOCATION SCHEDULE FOR DISTRIBUTION FOLLOWING
                        ANY OPTIONAL REDEMPTION, MATURITY
                 SHORTENING REDEMPTION OR IN-KIND DISTRIBUTION*

                     DISTRIBUTION JUST PRIOR          DISTRIBUTION JUST AFTER
                       TO INTEREST PAYMENT                INTEREST PAYMENT
                     ------------------------         -------------------------
                     Amortizing      Residual         Amortizing       Residual
      Date             Class          Class             Class           Class
----------------     ----------      --------         ----------       --------

August 1, 1998         77.45%         22.55%           76.62%           23.38%
February 1, 1999       76.62%         23.38%           75.75%           24.25%
August 1, 1999         75.75%         24.25%           74.86%           25.14%
February 1, 2000       74.86%         25.14%           73.93%           26.07%
August 1, 2000         73.93%         26.07%           72.96%           27.04%
February 1, 2001       72.96%         27.04%           71.96%           28.04%
August 1, 2001         71.96%         28.04%           70.92%           29.08%
February 1, 2002       70.92%         29.08%           69.85%           30.15%
August 1, 2002         69.85%         30.15%           68.73%           31.27%
February 1, 2003       68.73%         31.27%           67.58%           32.42%
August 1, 2003         67.58%         32.42%           66.38%           33.62%
February 1, 2004       66.38%         33.62%           65.13%           34.37%
August 1, 2004         65.13%         34.87%           63.84%           36.16%
February 1, 2005       63.84%         36.16%           62.50%           37.50%
August 1, 2005         62.50%         37.50%           61.12%           38.88%
February 1, 2006       61.12%         38.88%           59.68%           40.32%
August 1, 2006         59.68%         40.32%           58.19%           41.81%
February 1, 2007       58.19%         41.81%           56.64%           43.36%
August 1, 2007         56.64%         43.36%           55.04%           44.96%
February 1, 2008       55.04%         44.96%           53.37%           46.63%
August 1, 2008         53.37%         46.63%           51.65%           48.35%
February 1, 2009       51.65%         48.35%           49.86%           50.14%
August 1, 2009         49.36%         50.14%           48.00%           52.00%
February 1, 2010       48.00%         52.00%           46.08%           53.92%
August 1, 2010         46.08%         53.92%           44.08%           55.92%
February 1, 2011       44.08%         55.92%           42.01%           57.99%
August 1, 2011         42.01%         57.99%           39.87%           60.13%
February 1, 2012       39.87%         60.13%           37.64%           62.36%
August 1, 2012         37.64%         62.36%           35.34%           64.66%
February 1, 2013       35.34%         64.66%           32.94%           67.06%
August 1, 2013         32.94%         67.06%           30.46%           69.54%
February 1, 2014       30.46%         69.54%           27.89%           72.11%
August 1, 2014         27.89%         72.11%           25.22%           74.78%
February 1, 2015       25.22%         74.78%           22.46%           77.54%
August 1, 2015         22.46%         77.54%           19.59%           80.41%
February 1, 2016       19.59%         80.41%           16.61%           83.39%
August 1, 2016         16.61%         83.39%           13.53%           86.47%
February 1, 2017       13.53%         86.47%           10.33%           89.67%
August 1, 2017         10.33%         89.67%            7.01%           92.99%
February 1, 2018        7.01%         92.99%            3.57%           96.43%
August 1, 2018          3.57%         96.43%            0.00%          100.00%

* The proceeds of any Optional Redemption, Maturity Shortening Redemption or In-Kind Distribution occurring on any of the above Scheduled Distribution Dates with respect to the CHR Debentures will be allocated to the above percentages if such proceeds are distributed on the above Scheduled Distributed Dates. The proceeds of any such event occurring on the dates other than Scheduled Distribution Dates will be distributed in accordance with the ratio described in the Prospectus.

                                                                      APPENDIX B

                          Amortizing Class Certificates
                         Schedule of Amortizing Payments

                        INTEREST            PRINCIPAL            TOTAL               REMAINING
      DATE               AMOUNT               AMOUNT            CASHFLOW              BALANCE
----------------    ----------------    ----------------    ----------------     ----------------

August 1, 1998      $   1,563,126.18    $     576,583.82    $   2,139,710.00     $  47,519,606.18
February 1, 1999    $   1,544,387.20    $     595,322.80    $   2,139,710.00     $  46,924,283.38
August 1, 1999      $   1,525,039.21    $     614,670.79    $   2,139,710.00     $  46,309,612.59
February 1, 2000    $   1,505,062.41    $     634,647.59    $   2,139,710.00     $  45,674,965.00
August 1, 2000      $   1,484,436.36    $     655,273.64    $   2,139,710.00     $  45,019,691.36
February 1, 2001    $   1,463,139.97    $     676,570.03    $   2,139,710.00     $  44,343,121.33
August 1, 2001      $   1,441,151.44    $     698,558.56    $   2,139,710.00     $  43,644,562.77
February 1, 2002    $   1,418,448.29    $     721,261.71    $   2,139,710.00     $  42,923,301.06
August 1, 2002      $   1,395,007.28    $     744,702.72    $   2,139,710.00     $  42,178,598.34
February 1, 2003    $   1,370,804.45    $     768,905.55    $   2,139,710.00     $  41,409,692.79
August 1, 2003      $   1,345,815.02    $     793,894.98    $   2,139,710.00     $  40,615,797.81
February 1, 2004    $   1,320,013.43    $     819,696.57    $   2,139,710.00     $  39,796,101.24
August 1, 2004      $   1,293,373.29    $     846,336.71    $   2,139,710.00     $  38,949,764.53
February 1, 2005    $   1,265,867.35    $     873,842.65    $   2,139,710.00     $  38,075,921.88
August 1, 2005      $   1,237,467.46    $     902,242.54    $   2,139,710.00     $  37,173,679.34
February 1, 2006    $   1,208,144.58    $     931,565.42    $   2,139,710.00     $  36,242,113.92
August 1, 2006      $   1,177,368.70    $     961,841.30    $   2,139,710.00     $  35,280,272.62
February 1, 2007    $   1,146,608.86    $     993,101.14    $   2,139,710.00     $  34,287,171.48
August 1, 2007      $   1,114,333.07    $   1,025,376.93    $   2,139,710.00     $  33,261,794.55
February 1, 2008    $   1,081,008.32    $   1,058,701.68    $   2,139,710.00     $  32,203,092.87
August 1, 2008      $   1,046,600.52    $   1,093,109.48    $   2,139,710.00     $  31,109,983.39
February 1, 2009    $   1,011,074.46    $   1,128,635.54    $   2,139,710.00     $  29,981,347.85
August 1, 2009      $     974,393.81    $   1,165,316.19    $   2,139,710.00     $  28,816,031.66
February 1, 2010    $     936,521.03    $   1,203,188.97    $   2,139,710.00     $  27,612,842.69
August 1, 2010      $     897,417.39    $   1,242,292.61    $   2,139,710.00     $  26,370,550.08
February 1, 2011    $     857,042.88    $   1,282,667.12    $   2,139,710.00     $  25,087,882.96
August 1, 2011      $     815,356.20    $   1,324,353.80    $   2,139,710.00     $  23,763,529.16
February 1, 2012    $     772,314.70    $   1,367,395.30    $   2,139,710.00     $  22,396,133.86
August 1, 2012      $     727,874.35    $   1,411,835.65    $   2,139,710.00     $  20,984,298.21
February 1, 2013    $     681,989.69    $   1,457,720.31    $   2,139,710.00     $  19,526,577.90
August 1, 2013      $     634,613.78    $   1,505,096.22    $   2,139,710.00     $  18,021,481.68
February 1, 2014    $     585,698.15    $   1,554,011.85    $   2,139,710.00     $  16,467,469.83
August 1, 2014      $     535,192.77    $   1,604,517.23    $   2,139,710.00     $  14,862,952.60
February 1, 2015    $     483,045.96    $   1,656,664.04    $   2,139,710.00     $  13,206,288.56
August 1, 2015      $     429,204.38    $   1,710,505.62    $   2,139,710.00     $  11,495,782.94
February 1, 2016    $     373,612.95    $   1,766,097.05    $   2,139,710.00     $   9,729,685.89
August 1, 2016      $     316,214.79    $   1,823,495.21    $   2,139,710.00     $   7,906,190.68
February 1, 2017    $     256,951.20    $   1,882,758.80    $   2,139,710.00     $   6,023,431.88
August 1, 2017      $     195,761.54    $   1,943,948.46    $   2,139,710.00     $   4,079,483.42
February 1, 2018    $     132,583.21    $   2,007,126.79    $   2,139,710.00     $   2,072,356.63
August 1, 2018      $      67,353.37    $   2,072,356.63    $   2,139,710.00     $           0.00

* Schedule assumes no Optional Redemption, Shortened Maturity Redemption, In-Kind Distribution or distribution of the CHR Debentures in exchange for certificates.

================================================================================



                                   $48,096,190






                              RECEIPTS ON CORPORATE
                       SECURITIES TRUST, SERIES CHR 1998-1
                                Offer to Exchange
                        Receipts on Corporate Securities,
                       Series CHR 1998-1, Amortizing Class
                      which have been registered under the
                       Securities Act of 1933, as amended,
                           For any and all outstanding
                        Receipts on Corporate Securities,
                       Series CHR 1998-1, Amortizing Class








                               March 11, 1999